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                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                              VAIREX CORPORATION

                                      AND

                   GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

                                      AND

                          GUARDIAN ACQUISITION CORP.

                         DATED AS OF FEBRUARY 19, 2001



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                               TABLE OF CONTENTS
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
SECTION 1:GENERAL DEFINITIONS. . . . . . . . . . . . . . . 1
1.2       Best Knowledge . . . . . . . . . . . . . . . . . 1
1.3       Control. . . . . . . . . . . . . . . . . . . . . 1
1.4       Exchange Act . . . . . . . . . . . . . . . . . . 2
1.5       Fiscal Year. . . . . . . . . . . . . . . . . . . 2
1.6       Governmental Authority . . . . . . . . . . . . . 2
1.7       Governmental Requirement . . . . . . . . . . . . 2
1.8       Legal Requirements . . . . . . . . . . . . . . . 2
1.9       Net Worth  . . . . . . . . . . . . . . . . . . . 2
1.10      Person . . . . . . . . . . . . . . . . . . . . . 2
1.11      Exhibit  . . . . . . . . . . . . . . . . . . . . 2
1.12      Section  . . . . . . . . . . . . . . . . . . . . 2
1.13      Securities Act . . . . . . . . . . . . . . . . . 2
1.14      Taxes  . . . . . . . . . . . . . . . . . . . . . 3

SECTION 2:THE MERGER . . . . . . . . . . . . . . . . . . . 3
2.1       The Merger . . . . . . . . . . . . . . . . . . . 3
2.2       Filing . . . . . . . . . . . . . . . . . . . . . 3
2.3       Effective Time of the Merger . . . . . . . . . . 3
2.4       Closing: Closing Date  . . . . . . . . . . . . . 3

SECTION 3:APPROVALS. . . . . . . . . . . . . . . . . . . . 3
3.1       Guardian  Board of Director Approvals  . . . . . 3
3.2       Guardian Shareholder Approval. . . . . . . . . . 4
3.3       Guardian Shareholders Meeting. . . . . . . . . . 4
3.4       Vairex Approvals . . . . . . . . . . . . . . . . 4
3.5       Dissenter Rights . . . . . . . . . . . . . . . . 4
3.6       Nasdaq Approval. . . . . . . . . . . . . . . . . 4

SECTION 4:CONVERSION OR CANCELLATION OF SHARES . . . . . . 5
4.1       Conversion or Cancellation of Shares . . . . . . 5
4.2       Stock Options and Warrants . . . . . . . . . . . 5
4.3       Surrender and Payment  . . . . . . . . . . . . . 6
4.4       Subscription Agreements  . . . . . . . . . . . . 6
4.5       No Further Transfers . . . . . . . . . . . . . . 6
4.6       Compliance with Securities Laws. . . . . . . . . 6

SECTION 5:CERTAIN EFFECTS OF MERGER  . . . . . . . . . . . 7
5.1       Effect of Merger . . . . . . . . . . . . . . . . 7
5.2       Further Assurances . . . . . . . . . . . . . . . 7

SECTION 6:POST-MERGER GOVERNANCE . . . . . . . . . . . . . 7
6.1       Amendment to Articles of Incorporation and
          Bylaws . . . . . . . . . . . . . . . . . . . . . 7
6.2       Directors, Officers and Employees  . . . . . . . 8

SECTION 7:ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . 8
7.1       Vairex Bridge Financing. . . . . . . . . . . . . 8
7.2       Guardian Bridge. . . . . . . . . . . . . . . . . 9
7.3       Guardian Private Placement . . . . . . . . . . . 9
7.4       Vairex Recapitalization and Debt Restructure . . 9
7.5       Guardian Dividend. . . . . . . . . . . . . . . .10
7.6       Guardian Registration Statement. . . . . . . . .10
7.7       Notification of Certain Matters. . . . . . . . .11
7.8       Further Action . . . . . . . . . . . . . . . . .11
7.9       Public Announcements . . . . . . . . . . . . . .11
7.10      Cooperation in Securities Filings. . . . . . . .11
7.11      Additional Documents . . . . . . . . . . . . . .11

SECTION 8:COVENANTS AND CONDITIONS OF CLOSING  . . . . . .11
8.1       Covenants Regarding the Closing  . . . . . . . .11
8.2       Conditions to Obligation of Guardian . . . . . .11
8.3       Conditions to Obligation of Vairex . . . . . . .15
8.4       Specific Items to be Delivered at the Closing. .18

SECTION 9:REPRESENTATIONS AND WARRANTIES BY VAIREX . . . .20
9.1       Organization and Standing  . . . . . . . . . . .20
9.2       Subsidiaries, etc. . . . . . . . . . . . . . . .20
9.3       Qualification  . . . . . . . . . . . . . . . . .20
9.4       Corporate Authority. . . . . . . . . . . . . . .20
9.5       Financial Statements . . . . . . . . . . . . . .21
9.6       Financial Information. . . . . . . . . . . . . .21
9.7       Capitalization of the Corporation  . . . . . . .21
9.8       Taxes. . . . . . . . . . . . . . . . . . . . . .22
9.9       No Actions, Proceedings, etc.. . . . . . . . . .22
9.10      Post Balance Sheet Changes . . . . . . . . . . .22
9.11      No Breaches  . . . . . . . . . . . . . . . . . .23
9.12      Condition of Guardian's Assets . . . . . . . . .23
9.13      Inventory  . . . . . . . . . . . . . . . . . . .23
9.14      Accounts Receivable  . . . . . . . . . . . . . .23
9.15      Corporate Acts and Proceedings . . . . . . . . .23
9.16      Registered Rights and Proprietary Information. .24
9.17      Changes in Suppliers and Customers . . . . . . .25
9.18      No Liens or Encumbrances . . . . . . . . . . . .25
9.19      Employee Matters . . . . . . . . . . . . . . . .25
9.20      Legal Proceedings and Compliance with Law. . . .26
9.21      Contract Schedules . . . . . . . . . . . . . . .26
9.22      Labor Matters  . . . . . . . . . . . . . . . . .27
9.23      Insurance  . . . . . . . . . . . . . . . . . . .27
9.24      Environmental  . . . . . . . . . . . . . . . . .27
9.25      Disclosure of Information. . . . . . . . . . . .29
9.26      Representation and Warranties. . . . . . . . . .29

SECTION 10: COVENANTS OF GUARDIAN  . . . . . . . . . . . .29
10.1      Preservation of Business . . . . . . . . . . . .29
10.2      Ordinary Course  . . . . . . . . . . . . . . . .29
10.3      Negative Covenants . . . . . . . . . . . . . . .30
10.4      Additional Covenants . . . . . . . . . . . . . .30
10.5      Access to Books and Records, Premises, etc.  . .31
10.6      Compensation . . . . . . . . . . . . . . . . . .31
10.7      No Solicitation. . . . . . . . . . . . . . . . .32

SECTION 11: REPRESENTATIONS AND WARRANTIES OF GUARDIAN . .32
11.1      Organization and Standing  . . . . . . . . . . .33
11.2      Subsidiaries, etc. . . . . . . . . . . . . . . .33
11.3      Qualification  . . . . . . . . . . . . . . . . .33
11.4      Corporate Authority. . . . . . . . . . . . . . .33
11.5      Financial Statements . . . . . . . . . . . . . .33
11.6      Capitalization of the Corporation  . . . . . . .34
11.7      No Actions. Proceedings, etc.. . . . . . . . . .34
11.8      Post Balance Sheet Changes . . . . . . . . . . .35
11.9      No Breaches. . . . . . . . . . . . . . . . . . .35
11.10     Corporate Acts and Proceedings . . . . . . . . .35
11.11     Legal Proceedings and Compliance with Law. . . .36
11.12     Contract Schedules . . . . . . . . . . . . . . .36

SECTION 12: COVENANTS OF VAIREX. . . . . . . . . . . . . .36
12.1      Preservation of Business . . . . . . . . . . . .36
12.2      Ordinary Course. . . . . . . . . . . . . . . . .37
12.3      Negative Covenants . . . . . . . . . . . . . . .37
12.4      Additional Covenants . . . . . . . . . . . . . .37
12.5      Access to Books and Records,. Premises, etc. . .38
12.6      Delivery of Additional Filings . . . . . . . . .39

SECTION 13: TERMINATION. . . . . . . . . . . . . . . . . .39
13.1      Termination. . . . . . . . . . . . . . . . . . .39
13.2      Effect of Termination. . . . . . . . . . . . . .39

SECTION 14: INDEMNIFICATION AND REMEDIES FOR BREACH. . . .39
14.1      Indemnification by Guardian and GAC  . . . . . .39
14.2      Indemnification by Vairex  . . . . . . . . . . .40
14.3      Additional Notice. . . . . . . . . . . . . . . .41
14.4      Determination of Damages and Related Matters . .41
14.5      Remedies for Breach. . . . . . . . . . . . . . .42

SECTION 15: NONDISCLOSURE OF CONFIDENTIAL INFORMATION. . .42
15.1      Nondisclosure of Confidential Information. . . .42
15,2      No Publicity . . . . . . . . . . . . . . . . . .43

SECTION 16: EXPENSES . . . . . . . . . . . . . . . . . . .43

SECTION 17: MISCELLANEOUS. . . . . . . . . . . . . . . . .44
17.1      Attorney's Fees. . . . . . . . . . . . . . . . .44
17.2      Survival and Incorporation of Representations. .44
17.3      Incorporation by Reference . . . . . . . . . . .44
17.4      Parties in Interest. . . . . . . . . . . . . . .44
17.5      Amendments and Waivers . . . . . . . . . . . . .44
17.6      Waiver . . . . . . . . . . . . . . . . . . . . .44
17.7      Governing Law - Construction . . . . . . . . . .44
17.8      Representations and Warranties . . . . . . . . .45
17.9      Notices. . . . . . . . . . . . . . . . . . . . .45
17.10     Fax/Counterparts . . . . . . . . . . . . . . . .45
17.11     Captions . . . . . . . . . . . . . . . . . . . .45
17.12     Severabilitv . . . . . . . . . . . . . . . . . .45
17.13     Good Faith Cooperation and Additional Documents.45
17.14     Specific Performance . . . . . . . . . . . . . .45
17.15     Assignment . . . . . . . . . . . . . . . . . . .46
17.16     Time . . . . . . . . . . . . . . . . . . . . . .46

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                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into this 19th day of February, 2001, by and among VAIREX CORPORATION, a Colorado corporation ("Vairex"), GUARDIAN TECHNOLOGIES INTERNATIONAL, INC., a Delaware corporation ("Guardian") and GUARDIAN ACQUISITION CORP., a Colorado Subsidiary of Guardian ("GAC"). Vairex and GAC shall each be sometimes referred to as a Constituent Corporation.

                                  WITNESETH:

     WHEREAS, the Boards of Directors of each Constituent Corporation deems it advisable for the general welfare of its Constituent Corporation and its shareholders that the Constituent Corporations merge into a single corporation pursuant to this Agreement and the applicable laws of the State of Colorado; and

     WHEREAS, the Constituent Corporations desire to adopt this Agreement and to consummate the merger in accordance with the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1: GENERAL DEFINITIONS

     For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

     1.1 AFFILIATE. "Affiliate" of any Person shall mean any Person Controlling, controlled by or under common Control with such Person.

     1.2 BEST KNOWLEDGE. "Best Knowledge" shall mean both what a Person knew as well as what the Person should have known had the Person exercised reasonable diligence. When used with respect to a Person other than a natural person, the term "Best Knowledge" shall include matters that are known to the directors, officers, partners, trustees, administrators, executors, managers, employees, consultants and agents of the Person.

     1.3 CONTROL. "Control" and all derivations thereof shall mean the ability to either (i) vote (or direct the vote of) 50% or more of the voting interests in any Person or (ii) direct the affairs of another, whether through voting power, contract or otherwise.

     1.4 EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.5 FISCAL YEAR. "Fiscal Year" shall mean a twelve-month period beginning January 1;

     1.6 GOVERNMENTAL AUTHORITY. "Governmental Authority "shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any division or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

     1.7 GOVERNMENTAL REQUIREMENT. "Governmental Requirement" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.

     1.8 LEGAL REQUIREMENTS. "Legal Requirements" means applicable common law and any statute, ordinance, code or other laws, rule, regulation, order, technical or other standard, requirement, judgment, or procedure enacted, adopted, promulgated, applied or followed by any governmental authority, including, without limitation, any order, decree, award, verdict, findings of fact, conclusions of law, decision or judgment, whether or not final or appealable, of any court, arbitrator, arbitration board or administrative agency.

     1.9 NET WORTH. "Net Worth" shall mean the assets of a Person minus the liabilities of the Person, as of a given date as determined in accordance with generally accepted accounting principles.

     1.10 PERSON. "Person" shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

     1.11 EXHIBIT.   Unless otherwise stated herein, the term "Exhibit" when
used in this Agreement shall refer to the Exhibits to this Agreement. The Exhibits to this Agreement may be attached to this Agreement or may be set forth in a separate document denoted as the Exhibits to this Agreement, or both.

     1.12 SECTION.   Unless otherwise stated herein, the term "Section" when
used in this Agreement shall refer to the Sections of this Agreement.

     1.13 SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     1.14 TAXES. "Tax" and "Taxes" shall mean any and all income, excise, franchise or other taxes and all other charges or fees imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.

SECTION 2: THE MERGER

     2.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.3 herein). GAC shall be merged (the "Merger") with and into Vairex upon the terms and conditions set forth herein as permitted by and in accordance with the Colorado Corporation Code (the "Colorado Corporation Law"). Thereupon, the separate existence of GAC shall cease, and Vairex, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue to exist under and be governed by the Colorado Corporation Law, with all its purposes, objects, rights, privileges, immunities, powers and franchises continuing unaffected and unimpaired by the Merger. The name of the Surviving Corporation shall be "Vairex Corporation."

     2.2 FILING. As soon as practicable following fulfillment or waiver of the conditions specified in Sections 3, 7, 8, 9 and 11 hereof, and provided that this Agreement has not been terminated pursuant to Section 12 hereof, GAC and Vairex will cause a short form Agreement and Plan of Merger, in the form attached hereto as Exhibit 2.2, to be executed, acknowledged and filed with the Secretary of State of each of Colorado as provided in Section 7-7-104 of the Colorado Business Corporation Act ("CBCA") and obtain a copy of the Articles of Merger, certified by the Secretary of State of the State of Colorado.

     2.3 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective immediately upon the filing of the Articles of Merger with the Secretary of State of the State of Colorado in accordance with the CBCA. The date and time of the completion of such filings is herein sometimes referred to as the "Effective Time".

     2.4 CLOSING: CLOSING DATE. Subject to the terms and conditions set forth herein, the consummation of the transactions referenced above shall take place (the "Closing") five (5) business days following the satisfaction or waiver of all conditions precedent to the obligations of the parties hererunder, or such other date as the parties shall mutually agree, at the offices of Neuman & Drennen, Temple-Bowron House, 1507 Pine Street, Boulder, Colorado, or at such other time, date and place as Vairex and GAC shall designate (the "Closing Date").

SECTION 3: APPROVALS

     3.1 GUARDIAN BOARD OF DIRECTOR APPROVALS. Subject to the provisions hereof, the Board of Directors of Guardian shall, by written unanimous consent approve the transactions contemplated by this Agreement in its capacity as the sole shareholder of GAC; provided, however, that such approval shall be subject to their satisfaction that the issuance of the Common Stock of Guardian to the Vairex Shareholders shall be and is exempt from the registration requirements of the Securities Act, is undertaken without violation of the anti-fraud provisions of the Securities Act and has been consummated in conformity with all other applicable Legal Requirements.

     3.2 GUARDIAN SHAREHOLDER APPROVAL. As promptly as practicable following the execution of this Agreement, Guardian shall prepare and file with the Securities and Exchange Commission (the "Commission") a preliminary form of proxy statement and other proxy materials related thereto ("Proxy Statement") for use in connection with a special meeting of the shareholders of Guardian to be scheduled and held to obtain shareholder approval of the Merger and the other transactions provided for herein. Guardian and Vairex agree to use all reasonable efforts, after consulting with the other party, to respond promptly to any comments made by the Commission with respect to the Proxy Statement; and each shall cause its respective representatives to fully cooperate with the other party and its respective representatives in the preparation of the Proxy Statement and shall, upon request, furnish the other party with all information concerning it and its affiliates, directors, officers and stockholders as the party may reasonably request in connection with the preparation of the Proxy Statement. As promptly as practicable after the Proxy Statement shall have been cleared by the Commission, Guardian shall cause such Proxy Statement to be mailed to its shareholders. Thereafter, Vairex shall notify Guardian as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment to or supplement to the Proxy Statement.

     3.3 GUARDIAN SHAREHOLDERS MEETING. Guardian shall call and hold a Shareholders meeting as promptly as practicable for the purpose of voting upon the approval of the Merger. Guardian shall use reasonable effort to solicit from its Shareholders proxies in favor of the approval of the Merger and, subject to applicable fiduciary duties of the Board of Directors, as determined in the good faith by the Board of Directors after consultation with and based upon the advice of legal counsel, shall take all other action necessary or advisable to secure the vote and consent of the Shareholders required by the CBCA and the Nasdaq Stock Market Rules of Governance.

     3.4 VAIREX APPROVALS. As promptly as practicable after the date hereof, Vairex shall take all action necessary or appropriate under the CBCA, and the Articles of Incorporation and Bylaws of Vairex, to convene a meeting of its Shareholders as promptly as practicable for the purpose of considering and voting upon appropriate resolutions approving the transactions contemplated by this Agreement.

     3.5 DISSENTER RIGHTS. At all times, and as applicable, Vairex shall comply with applicable Legal Requirements including, without limitation, the payment of cash for dissenting shares related to the Merger.

     3.6 NASDAQ APPROVAL. As soon as practicable following the execution of this Agreement, Guardian shall notify the Nasdaq Stock Market ("Nasdaq") of the execution and delivery of this Agreement and shall use reasonable efforts to insure that the Merger and other transactions provided for in this Agreement shall have obtained the approval of Nasdaq such that upon the Effective Time of the Merger, Guardian's Common Stock shall continue to be eligible for listing on the Nasdaq SmallCap Market. Each party agrees to cause its representatives to fully cooperate with the other party and its representatives in the furnishing of such information as Nasdaq may reasonably request and to take such actions as may be reasonably required of Nasdaq to insure its approval and the continuing listing of Guardian's securities on the Nasdaq SmallCap Market upon the effective date of the Merger.

SECTION 4: CONVERSION OR CANCELLATION OF SHARES

     4.1  CONVERSION OR CANCELLATION OF SHARES.   At the Effective Time, the
issued and outstanding shares of Common Stock of Vairex ("Vairex Common Stock") and the issued and outstanding shares of Preferred Stock of Vairex ("Vairex Preferred Stock") (the Vairex Common and Preferred Stock may collectively be referred to as the "Vairex Stock") shall, by virtue of the Merger, be cancelled and converted into shares of the capital stock of Guardian, as follows:

          (a) Subject to compliance with Sections 5 and 17(a) of the Securities Act, the shares of Vairex Common Stock and Preferred Stock issued and outstanding immediately prior to the Effective Time, excluding any such shares held in the treasury of Vairex, shall be converted into the right to receive a number of shares of Common Stock of Guardian, $.0005 par value per share (the "Guardian Stock"). Such right may be exercised by the surrender of the certificates representing such shares of Vairex Common and Preferred Stock in accordance with Section 4.2 hereof. The number of shares of Guardian Stock issued upon surrender shall be calculated as follows:

               The aggregate number of shares of Guardian Stock so issuable in the conversion of the Vairex Common and Preferred Stock shall be 28.3 million, subject to the adjustment provided for in Section 4.2(c) below. The Guardian Stock shall be allocated to the holders of Vairex Stock in accordance with
Exhibit 4.1(a) hereto.

          (b) Each share of Guardian Stock, issued under paragraph (a) above shall be Restricted Stock pursuant to Rule 144 promulgated under the Securities Act.

          (c) Each share of Vairex Common Stock, if any, held in Vairex's treasury immediately prior to the Effective Time shall be canceled and retired and no payment shall be made in respect thereof.

     4.2  STOCK OPTIONS AND WARRANTS.

          (a) At the Effective Time, the obligation, if any, to issue shares under each outstanding option or warrant to purchase Vairex Stock shall be deemed assumed by Guardian and each such option or warrant shall be deemed to constitute an option or warrant to acquire, on the same terms and conditions as were applicable under such stock option or warrant prior to the Effective Time, the whole number (disregarding any fractional shares) of Guardian Stock as the holder of such stock option or warrant would have been entitled to receive pursuant to the merger had such holder exercised such option or warrant in full immediately prior to the Effective Time, at a price per share equal to the exercise price of the stock option or warrant; provided, however, that the exercisability or other vesting of the assumed stock options or warrants and the underlying stock shall continue to be determined by reference to the stock option or warrant agreements executed between the holder thereof and Vairex.

          (b) As soon as practicable after the Effective Time, Guardian shall deliver to each holder of an outstanding stock option or warrant an appropriate notice setting forth such holder's rights pursuant thereto and such stock option or warrant shall continue in effect on the same terms and conditions.

          (c) All shares of Guardian Common Stock reserved for issuance pursuant to the exercise of Vairex options or warrants assumed by Guardian pursuant to this Section 4.2 shall be credited against the aggregate 28.3 million shares of Guardian Common Stock issuable to the holders of Vairex Stock and shall result in a reduction in the number of shares of Guardian Common Stock issuable to the holders of Vairex Common Stock and Preferred Stock on the Effective Date of the Merger.

     4.3  SURRENDER AND PAYMENT.   Subject to compliance with Sections 5 and
17(a) of the Securities Act, after the Effective Time, each holder of a certificate representing an issued and outstanding share of Vairex Stock shall be entitled upon surrender of such certificate along with a fully executed Subscription Agreement in the form of Exhibit 4.3, to Guardian, to receive the Guardian stock as set forth in Section 4.1 above. Until so surrendered, each certificate which immediately prior to the Effective Time represented an issued and outstanding share of Vairex Stock shall, upon and after the Effective Time, be deemed for all purposes to represent and evidence only the right to receive Guardian Stock as set forth in Section 4.1. If any exchange for shares of Vairex Stock is to be made in a name other than that in which the certificate therefor surrendered for exchange is registered, it shall be a condition of such payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment either pay to Guardian any transfer or other similar taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of Guardian that such tax has been paid or is not payable.

     4.4 SUBSCRIPTION AGREEMENTS. Each of the Vairex Shareholders receiving Guardian Stock pursuant to the terms hereof shall have delivered a fully executed Subscription Agreement in the form included on Exhibit 4.4.

     4.5 NO FURTHER TRANSFERS. On and after the Effective Time, no transfer of the shares of Vairex Stock issued and outstanding immediately prior to the Effective Time shall be made on the stock transfer books of Vairex.

     4.6 COMPLIANCE WITH SECURITIES LAWS. The Merger provided for in this Agreement shall be undertaken in reliance upon an exemption from the registration requirements contained in Section 5 of the Securities Act set forth in Section 4(2) and Rule 506 of Regulation D thereunder. Guardian shall take such actions as may be necessary or advisable in order to consummate the Merger in conformity with applicable laws, including, without limitation, federal and state securities laws; and Vairex, together with its directors and officers, agrees to take such actions as may be necessary or advisable upon the reasonable request of Guardian to consummate the Merger in conformity with such Legal Requirements.

SECTION 5:  CERTAIN EFFECTS OF MERGER

     5.1 EFFECT OF MERGER. On and after the Effective Time, the separate existence of GAC shall cease and GAC shall be merged with and into Vairex, which as the Surviving Corporation shall, consistently with its Articles of Incorporation succeed to, and without other transfer, possess all the rights, privileges, immunities, powers and franchises of public as well as private nature, and be subject to all restrictions, disabilities and duties of GAC; and all rights, privileges, immunities, powers and franchises of GAC, and all property, real, personal and mixed, causes of action and every other asset of, and all debts due to GAC on whatever account as well as stock subscriptions and all other things in action or belonging to GAC shall vest in the Surviving Corporation; and all property, rights, privileges, immunities, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of GAC, and the title to any real estate vested by deed or otherwise in GAC, shall not revert or be in any way impaired but all rights of creditors and all liens upon any property of GAC shall be preserved unimpaired, and all debts, liabilities and duties of GAC shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. Any action or proceeding pending by or against GAC may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

     5.2 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider any further deeds, assignments or assurances in law or any other action necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or rights of GAC acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, GAC agrees that it and its proper officers and directors shall and will execute and deliver all such property, deeds, assignments and assurances in law and take all other action necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.

SECTION 6:  POST-MERGER GOVERNANCE

     6.1  AMENDMENT TO ARTICLES OF INCORPORATION AND BYLAWS.   At the
Effective Time, the Articles of Incorporation of Vairex as in effect immediately prior to the Effective Time, shall be amended to provide for the following:

          (a) At the Effective Time, the name of Guardian shall be changed to "Vairex Technologies, Inc." or some other name approved by the Guardian Board of Directors with the consent of the Guardian Shareholders.

          (b) The authorized capital stock of Guardian shall be increased to consist of (i) 100 million shares of Common Stock, $.0005 par value and (ii) 20 million shares of Preferred Stock, $.01 par value. The Bylaws of Guardian as in effect immediately prior to the Effective Time shall be and continue to be the Bylaws of Guardian at the Effective Time.

     6.2  DIRECTORS. OFFICERS AND EMPLOYEES.

          (a) DIRECTORS OF GUARDIAN. On Closing, the current members of the Board of Directors of Guardian shall, in accordance with the DGCL and the Articles of Incorporation and By-Laws of Guardian, cause the Board of Directors of Guardian to be reconstituted to consist of a total of five (5) persons, to be designated by the management of Vairex. The current members of the Guardian Board of Directors shall resign their respective board memberships.

          (b) EXECUTIVE OFFICERS OF GUARDIAN. Immediately after the Effective Time, the newly constituted Board of Directors of Guardian shall elect persons to serve as Executive Officers of Guardian any persons serving as Executive Officers of Guardian immediately prior to the Effective Time who will not continue in such capacity immediately after the Effective Time shall tender their resignations in accordance with applicable Legal Requirements.

          (c) DIRECTORS OF VAIREX. Immediately after the Effective Time, the Board of Directors of Vairex shall be reconstituted to consist of one (1) or more persons as shall be appointed by a majority vote of the newly constituted Board of Directors of Guardian.

          (d) EXECUTIVE OFFICERS OF VAIREX. Immediately after the Effective Time, any person serving as an executive officer of Vairex immediately prior to the Effective Time who will not continue in such capacity immediately after the Effective Time shall tender their resignation in accordance with applicable legal requirements. The executive officers of Vairex immediately after the Effective Time shall be persons duly appointed by the newly constituted directors of Vairex.

          (e) DIRECTORS AND EXECUTIVE OFFICERS OF GUARDIAN STEEL, INC. ("GSI"), GUARDIAN SECURITY AND SAFETY PRODUCTS, INC. ("GSSP") AND PALO VERDE, INC. ("PALO VERDE"). Immediately after the Effective Time, the Board of Directors and executive officers of GSI, GSSP and Palo Verde immediately prior to the Effective Time shall continue in their respective capacities until such time as GSI, GSSP and/or Palo Verde is either sold, liquidated or distributed to the shareholders of Guardian immediately prior to the Effective Time as provided for in Section 7.5 below.

SECTION 7:     ADDITIONAL AGREEMENTS

     7.1 VAIREX BRIDGE FINANCING. As soon as practicable following the execution of this Agreement, and prior to the Effective Time, Vairex agrees to undertake a private offering of shares of its equity securities exclusively to persons who qualify as "accredited investors" within the meaning of 501(a) of Regulation D under the Securities Act ("Accredited Investors") (the "Vairex Bridge"). The Vairex Bridge shall raise gross proceeds of up to $1,300,000. Investors in the Vairex Bridge, and their shares of equity securities, shall be included in the Vairex Stock outstanding at the Effective Time for purposes of the conversion provisions of Section 4.1 of this Agreement. The Vairex Bridge shall be undertaken without registration under the Securities Act in reliance upon an exemption from such registration requirements contained in Rule 506, Regulation D thereunder. Vairex agrees to undertake the Vairex Bridge in conformity with all applicable legal requirements including, without limitation, applicable federal and state securities laws. The completion of the Vairex Bridge shall be a condition precedent to the obligations of the parties to consummate the Merger.

     7.2 GUARDIAN BRIDGE. As soon as practicable following the execution of this Agreement, Guardian agrees to undertake a private offering of its equity securities exclusively to persons who qualify as Accredited Investors (the "Guardian Bridge"). The Guardian Bridge shall provide equity financing of at least $500,000. Such Guardian Bridge shall be calculated to increase Guardian's net assets to a level to satisfy the maintenance requirements of Nasdaq pending consummation of the Merger. The Guardian Bridge shall be undertaken without registration under the Securities Act in reliance upon an exemption from such registration requirements contained in Rule 506, Regulation D thereunder. Guardian agrees to undertake the Guardian Bridge in conformity with all applicable legal requirements including, without limitation, applicable federal and state securities laws. The completion of the Guardian Bridge shall be a condition precedent to the obligations of the parties to consummate the Merger.

     7.3 GUARDIAN PRIVATE PLACEMENT. In addition to the Guardian Bridge, Guardian shall undertake a second private offering of its equity securities exclusively to persons who qualify as Accredited Investors. The private offering shall be calculated to result in Guardian realizing net proceeds of the offering, after deducting expenses of the offering and placement agent fees, of an amount to be agreed upon by Vairex and Guardian, considering factors to include qualification for Nasdaq listing and the provision of sufficient working capital (the "Guardian Private Offering"). The Guardian Private Offering shall be undertaken for the purpose of providing working capital following the Effective Time and for the purpose of satisfying the net asset requirements for continued listing of Guardian securities on Nasdaq. If permitted by Nasdaq without jeopardizing Guardian's continued listing on Nasdaq, the Guardian Private Offering shall be undertaken as soon as practicable following the Effective Time. However, if required by Nasdaq as a condition that must be satisfied prior to the Effective Time for continued Nasdaq listing, the Guardian Private Offering shall be undertaken prior to the Effective Time and shall be a condition precedent to the obligations of the parties to consummate the Merger. In either case, the Guardian Private Offering shall be undertaken without registration under the Securities Act in reliance upon an exemption from such registration requirements contained in Rule 506, Regulation D thereunder. Guardian agrees to undertake the Guardian Bridge in conformity with all applicable legal requirements including, without limitation, applicable federal and state securities laws.

     7.4 VAIREX RECAPITALIZATION AND DEBT RESTRUCTURE. Prior to the Effective Time of the Merger, Vairex shall effect a recapitalization and debt restructure to include the following:

          (a) The convertible debt and warrants held by CapEx LP shall be restructured and modified upon terms and conditions satisfactory to Vairex and Guardian.

          (b) Affiliated and related party debt of Vairex shall be converted to equity upon terms and conditions satisfactory to Vairex and Guardian.

          (c) All outstanding options, warrants and other securities exercisable to purchase or convertible into shares of Vairex Common Stock shall be either surrendered for cancellation, converted into shares of Vairex Common Stock or otherwise included in the options and warrants outstanding and to be assumed by Guardian pursuant to the provisions of Section 4.2 hereof.

          (d) Vairex may, but shall not be required, to undertake a rights offering of its equity securities to existing securityholders ("Vairex Rights Offering") in order to raise capital necessary to satisfy certain current liabilities. Any equity securities sold in such a Rights Offering will be included in the Vairex Stock to be converted into shares of Guardian Common Stock on the Effective Time of the Merger. Any such Rights Offering shall be undertaken without registration under the Securities Act and shall be made solely to persons who qualify as Accredited Investors in reliance upon an exemption from the registration requirements of the Securities Act contained in Rule 506 of Regulation D thereunder. Vairex agrees to undertake the rights offering in conformity with all applicable legal requirements, including, without limitation, applicable federal and state securities laws.

          (e) All securities issued by Vairex pursuant to the undertakings set forth in this section 7.4 shall be included in the Vairex Stock outstanding immediately prior to the Effective Time for the purposes of
Section 4.1 and 4.2 hereof.

     7.5 GUARDIAN DIVIDEND. The date immediately preceding the Effective Time of the Merger shall be deemed the Record Date for a contingent dividend which may be paid and declared by Guardian in the future to its shareholders of record on the date immediately preceding the Effective Date of the Merger. Such dividend may consist of (i) a cash dividend utilizing the proceeds from the future sale of one or all of Guardian's pre-merger subsidiaries: Guardian Steel, Inc. or Guardian Security and Safety Products, Inc. or Palo Verde Group, Inc. (collectively "Guardian Pre-merger Subs"), or (ii) the distribution by way of a spinoff of the shares of the Guardian Pre-merger Subs to the Guardian shareholders as of the Record Date. The purpose of establishing the Record Date is to provide that the post-merger economic impact of the Guardian Pre-merger Subs inures to the benefit or detriment exclusively of the Guardian pre-merger shareholders.

     7.6 GUARDIAN REGISTRATION STATEMENT. As soon as practicable following the Effective Time of the Merger, Guardian shall prepare and file a Post-Effective Amendment to its Registration on Form SB-2, SEC File No. 333-38044 (the "Registration Statement"), registering for resale under the Securities Act shares of the Company's Common Stock held by certain selling shareholders or which may be acquired by such selling shareholders pursuant to the exercise of outstanding options and warrants. Guardian agrees to take all action necessary or advisable to prepare and file such Post-Effective Amendment to Registration Statement, and have same declared effective and to maintain the effectiveness of such Registration Statement until all of Guardian's outstanding Class A, B, C, D, E and F Warrants have been exercised or expired in accordance with their terms.

     7.7 NOTIFICATION OF CERTAIN MATTERS. Vairex shall give prompt notice to Guardian and Guardian shall give prompt notice to Vairex of (i) the occurrence or non-occurrence of any event which would cause any representation or warranty made by the respective parties in this Agreement to be materially untrue or inaccurate and (ii) any failure of Guardian or Vairex, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and, provided further, that the failure to give such notice shall not be treated as a breach of covenant for the purposes of this Agreement unless the failure to give such notice results in material prejudice to the other party.

     7.8 FURTHER ACTION. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

     7.9 PUBLIC ANNOUNCEMENTS. Vairex and Guardian shall consult with each other before issuing any press release or other public statement with respect to the acquisition or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may, upon the advice of counsel, be required by law if it has used reasonable efforts to first consult with the other party.

     7.10 COOPERATION IN SECURITIES FILINGS. Vairex shall provide such information regarding Vairex, its business, its officers, directors and affiliates, as is reasonably required by Guardian for purposes of preparing any notices, reports and other filings with the Commission.

     7.11 ADDITIONAL DOCUMENTS. The parties shall deliver or cause to be delivered such documents or certificates as may be necessary, in the reasonable opinion of counsel for either of the parties, to effectuate the transactions provided for in this Agreement. If at any time the parties or any of their respective successors or assigns shall determine that any further conveyance, assignment or other document or any further action is necessary desirable to further effectuate the transactions set forth herein or contemplated hereby, the parties and their officers, directors and agents shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such transactions.

SECTION 8:  COVENANTS AND CONDITIONS OF CLOSING

     8.1 COVENANTS REGARDING THE CLOSING. The parties hereto hereby covenant and agree that they shall (i) use reasonable efforts to cause all of their respective representations and warranties set forth in this Agreement to be true on and as of the Closing Date, (ii) use reasonable efforts to cause all of their respective obligations that are to be fulfilled on or prior to the Closing Date to be so fulfilled, (iii) use reasonable efforts to cause all conditions to the Closing set forth in this Agreement to be satisfied on or prior to the Closing Date, and (iv) deliver to each other at the Closing the certificates, updated lists, opinion of counsel, notices, consents, authorizations, approvals, agreements, transfer documents, receipts and amendments contemplated by Sections 8, 9 and 11 (with such additions or exceptions to such items as are necessary to make the statements set forth in such items accurate, provided that if any such additions or exceptions cause any of the conditions to the parties' obligations hereunder as set forth in Sections 8, 9 and 11 below not to be fulfilled, such additions and exceptions shall in no way limit the rights of the parties to terminate this Agreement or refuse to consummate the transactions contemplated hereby.) All indemnifications, guarantees, covenants, agreements, representations and warranties made by the parties hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing regardless of any investigation at any time made by or on behalf of the parties.

     8.2 CONDITIONS TO OBLIGATION OF GUARDIAN. The obligation of Guardian to complete the Exchange on the Closing Date on the terms set forth in this Agreement is, at the option of Guardian, subject to the satisfaction or written waiver by Guardian of each of the following conditions:

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Vairex in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date in which case they shall have been true and correct as of such earlier date.

          (b) COMPLIANCE WITH COVENANTS. All covenants which Vairex is required to perform, satisfy or comply with on or before the Closing Date shall have been fully complied with or performed in all material respects.

          (c) CORPORATE APPROVALS. Any action required to be taken by the Board of Directors or Shareholders of Guardian and Vairex to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

          (d) CONSENTS AND APPROVALS. To the extent that any material lease, mortgage, deed of trust, contract or agreement to which Vairex is a party shall require the consent of any person to the Exchange or any other transaction provided for herein, such consent shall have been obtained and Guardian shall have received reasonably satisfactory evidence thereof; provided, however, that Vairex shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved in writing by Guardian to the extent that such condition otherwise has an effect on Guardian. Guardian shall have been furnished with evidence satisfactory to it of the timely consent or approval of, filing with or notice to, each Governmental Authority or Person which in the good faith judgment of Guardian is necessary or required with respect to the execution and delivery by Vairex and the consummation by Vairex of the transactions contemplated hereby.

          (e) REVIEW AND DUE DILIGENCE. Guardian, its investment bankers, legal counsel and/or auditors shall have had the opportunity to complete, and shall have completed, a satisfactory due diligence investigation of Vairex, together with a satisfactory review of Vairex's corporate status and Vairex's property, all of which shall be satisfactory in form and substance to Guardian in its sole discretion.

          (f) NO LITIGATION, ETC. No action, investigation, litigation or arbitration or proceeding by or before any Governmental Authority, or before any arbitral, mediation panel or tribunal of any kind shall have been instituted or threatened (i) to restrain or prohibit the transactions contemplated by this Agreement, or (ii) to claim that the consummation of any such transaction is illegal or (iii) which, if determined adversely, would effect adversely Guardian or Vairex following consummation of the transactions contemplated hereby and Vairex shall have delivered to Guardian a certificate dated as of the Closing Date and executed by Vairex, stating that to its Best Knowledge, no such items exist. No governmental authority or arbitral, mediation panel or tribunal of any kind shall have taken any other action as a result of which the management of Guardian, in its sole discretion, reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.

          (g) NO MATERIAL ADVERSE CHANGE. No material adverse change in the business, property or assets of Vairex shall have occurred, and no loss or damage to any of the assets, whether or not covered by insurance, with respect to Vairex hereto has occurred, and Vairex shall have delivered to Guardian a certificate dated as of the Closing Date to such effect.

          (h) UPDATE OF CONTRACTS. Vairex shall have delivered to Guardian an accurate list, as of the Closing Date, showing (i) all agreements, contracts and commitments of the type listed on Exhibit 8.2(h) entered into since the date of this Agreement; and (ii) all other agreements, contracts and commitments related to the businesses or the assets of Vairex entered into since the date of this Agreement, together with true, complete and accurate copies of all such documents (the "Vairex New Contracts"). Guardian shall have had the opportunity to review and approve the Vairex New Contracts of the other, and any of the Companies shall have the right to delay the Closing for up to ten (10) days if it in its sole discretion deems such delay necessary to enable it to adequately review the Vairex New Contracts.

          (i) NO ADVERSE INFORMATION. The investigations with respect to Vairex, the assets and the respective businesses performed by Guardian's respective professional advisors and other representatives shall not have revealed any information concerning Vairex, its assets, liabilities or its business that has not been made known to Guardian, in writing prior to the date of this Agreement and that, in the opinion of such party and its advisors, materially and adversely affects the business or assets of the other party or the viability of the transaction contemplated by this Agreement.

          (j) ORDINARY COURSE OF BUSINESS. During the period from the date of this Agreement until the Closing Date, Vairex shall have carried on its business in the ordinary and usual course, and shall have delivered to Guardian a certificate to that effect.

          (k) LIENS. Vairex shall have delivered to Guardian a reasonably 7current lien and judgment search (both state and county levels in each jurisdiction where the party is qualified to or is doing business or owns material assets) confirming the absence of any judicial liens, security interests, tax liens and similar such liens ("Liens") affecting any of its business or assets, except for liens acceptable to Guardian.

          (l) APPROVAL OF COUNSEL. All actions, proceedings, instruments and documents required or incidental to carry out this Agreement, including all schedules and exhibits thereto, and all other related legal matters shall have been approved by Neuman & Drennen, LLC, counsel to Guardian.

          (m) OTHER DOCUMENTS. Vairex shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as Guardian or its attorneys may have reasonably requested.

          (n) COMPLIANCE WITH SECURITIES LAWS. Guardian shall have undertaken all actions necessary or advisable to consummate the Merger in conformity with all Governmental and Legal Requirements including, without limitation, applicable federal and state securities laws.

          (o) APPRAISAL RIGHTS AND/OR DISSENTERS' RIGHTS. At or prior to Closing, no beneficial or record owner of any outstanding shares of Vairex Common Stock shall have exercised or shall have given notice to Guardian or Vairex of their intent to exercise any rights under applicable state law, if any, to dissent from the Merger or obtain the payment of the fair market value of such shares of Vairex Common Stock in lieu of participating in the Merger in accordance with the terms and subject to the conditions set forth herein.

          (p) NON-DISCLOSURE. On or prior to Closing, all current directors, officers and other personnel of Guardian and all agents, advisors and consultants to Guardian with access to the Guardian Registered Rights and the Guardian Proprietary Information and/or the Vairex Registered Rights and the Vairex Proprietary Information, shall have executed and delivered to Guardian a confidential information agreement restricting such person's right to disclose any confidential or proprietary information of Guardian or of Vairex.

          (q) FINANCIAL ADVISORY FEES. At or prior to Closing, all obligations or commitments of Guardian and Vairex to their respective financial advisors and investment bankers shall have been paid or otherwise satisfied upon terms satisfactory to the parties, and Guardian and Vairex shall each have been delivered and received such written consents, approvals, estoppel certificates or other instruments or undertakings from its advisors or other third parties as each may deem reasonable, necessary or advisable.

          (r) NASDAQ APPROVAL. The Acquisition and other transactions contemplated by this Agreement shall have been approved by NASDAQ and Guardian Common Stock shall otherwise continue to be eligible for listing on NASDAQ following consummation of the Acquisition.

          (s) PRIVATE OFFERINGS. The Guardian Bridge, Vairex Bridge, Vairex Rights Offering and Guardian Private Offering, if necessary, shall have been successfully completed and closed upon terms and conditions satisfactory to Guardian.

          (t) VAIREX RECAPITALIZATION AND DEBT RESTRUCTURE. The Vairex recapitalization and debt restructure provided for in Section 7.4 above shall have been successfully completed upon terms and conditions satisfactory to Guardian.

          (u) COMPLIANCE WITH SECTIONS 5 AND 17 OF THE SECURITIES ACT. The Board of Directors of Guardian shall be satisfied that consummation of the Merger and the issuance of Common Stock to the Vairex securityholders is in compliance with the provisions of Sections 5 and 17 of the Securities Act.

     8.3  CONDITIONS TO OBLIGATION OF VAIREX.   The obligations of Vairex on
the Closing Date under the terms set forth in this Agreement are, at the option of Vairex, subject to the satisfaction or written waiver by Vairex of each of the following conditions:

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Guardian in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date in which case they shall have been true and correct as of such earlier date.

          (b) COMPLIANCE WITH COVENANTS. All covenants which Guardian are required to perform, satisfy or comply with on or before the Closing Date shall have been fully complied with or performed in all material respects.

          (c) CORPORATE APPROVALS. Any action required to be taken by the Board of Directors or Shareholders of Guardian and Vairex to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

          (d) CONSENTS AND APPROVALS. To the extent that any material lease, mortgage, deed of trust, contract or agreement to which Guardian is a party shall require the consent of any person to the exchange of Guardian's shares of Common Stock or any other transaction provided for herein, such consent shall have been obtained and Vairex shall have received reasonably satisfactory evidence thereof; provided, however, that Guardian shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved in writing by Vairex to the extent that such condition otherwise has an effect on Vairex or Guardian. Vairex shall have been furnished with evidence satisfactory to it of the timely consent or approval of, filing with or notice to, each Governmental Authority or Person which in the good faith judgment of Vairex is necessary or required with respect to the execution and delivery by Guardian and the consummation by Guardian of the transactions contemplated hereby.

          (e) REVIEW AND DUE DILIGENCE. Vairex, its investment bankers, legal counsel and/or auditors shall have had the opportunity to complete, and shall have completed, a satisfactory due diligence investigation of Guardian, its assets and liabilities, together with a satisfactory review of Guardian's corporate status and the marketability of title to Guardian's property, all of which shall be satisfactory in form and substance to Vairex in its sole discretion.

          (f) NO LITIGATION, ETC. No action, investigation, litigation or arbitration or proceeding by or before any Governmental Authority, or before any arbitral, mediation panel or tribunal of any kind shall have been instituted or threatened (i) to restrain or prohibit the transactions contemplated by this Agreement or (ii) to claim that the consummation of any such transaction is illegal or (iii) which, if determined adversely, would effect adversely Guardian or Vairex following consummation of the transactions contemplated hereby and the Companies shall have delivered to each other certificates dated as of the Closing Date and executed by such parties, stating that to their Best Knowledge, no such items exist. No Governmental Authority or arbitral or mediation panel or tribunal of any kind shall have taken any other action as a result of which the management of Vairex, in its sole discretion, reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.

          (g) NO MATERIAL ADVERSE CHANGE. No material adverse change in the business, property, assets or liabilities of any Company shall have occurred, and no loss or damage to any of the assets, whether or not covered by insurance, with respect to Guardian hereto has occurred, and Guardian shall have delivered to Vairex a certificate dated as of the Closing Date to such effect.

          (h) NO ADVERSE INFORMATION. The investigations with respect to Guardian, the assets, liabilities and their respective businesses performed by Vairex's respective professional advisors and other representatives shall not have revealed any information concerning Guardian, its assets, liabilities or business that has not been made known to Vairex, in writing prior to the date of this Agreement and that, in the opinion of Vairex and its advisors, materially and adversely affects the business, liabilities or assets of Guardian or the viability of the transactions contemplated by this Agreement.

          (i) ORDINARY COURSE OF BUSINESS. During the period from the date of this Agreement until the Closing Date, Guardian shall have undertaken no material business operations and shall have delivered to Vairex a certificate to that effect.

          (j) APPROVAL OF COUNSEL. All actions, proceedings, instruments and documents required or incidental to carry out this Agreement, including all schedules and exhibits thereto, and all other related legal matters shall have been approved as to substance and form by counsel to Vairex.

          (k) OTHER DOCUMENTS. Guardian shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as Vairex or its attorneys may have reasonably requested.

          (l) COMPLIANCE WITH SECURITIES LAWS. Guardian shall otherwise have undertaken all actions necessary or advisable to consummate the Private Offering in conformity with all Governmental Requirements, including, without limitation, applicable federal and state securities laws.

          (m) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange shall be in effect.

          (n) FINANCIAL ADVISORY FEES. At or prior to Closing, all obligations or commitments of Guardian and Vairex to their respective financial advisors and investment bankers shall have been paid or otherwise satisfied on terms satisfactory to the parties, and Guardian and Vairex shall each have been delivered and received such written consents, approvals, estoppel certificates or other instruments or undertakings from its advisors or other third parties as each may deem reasonable, necessary or advisable.

          (o) GUARDIAN CAPITALIZATION. On the Effective Time of the Merger, and giving effect to the issuance of securities in the Guardian Bridge, but excluding shares issued in the Guardian Private Offering, Guardian shall have no more than 5,000,000 shares of common stock issued and outstanding. In addition, Guardian shall have outstanding (i) options to purchase 300,000 shares of common stock granted under an employment agreement and (ii) warrants and options exercisable to purchase an additional 5,698,712 shares of common stock. To the extent options and warrants are exercised prior to the Merger, the number of outstanding shares of common stock shall be increased and the number of outstanding options and warrants shall be decreased by the same amount.

          (p) PRIVATE OFFERINGS. The Guardian Bridge, Vairex Bridge, Vairex Rights Offering and Guardian Private Offering, if necessary, shall have been successfully completed and closed upon terms and conditions satisfactory to Vairex.

          (q) VAIREX RECAPITALIZATION AND DEBT RESTRUCTURE. The Vairex recapitalization and debt restructure for in Section 7.4 above shall have been successfully completed upon terms and conditions satisfactory to Vairex.

          (r) COMPLIANCE WITH SECTIONS 5 AND 17 OF THE SECURITIES ACT. The Board of Directors of Vairex shall be satisfied that consummation of the Merger and the issuance of Common Stock to the Vairex securityholders is in compliance with the provisions of Sections 5 and 17 of the Securities Act.

     8.4 SPECIFIC ITEMS TO BE DELIVERED AT THE CLOSING. The parties shall deliver the following items to the appropriate party at the Closing of the transactions contemplated by this Agreement.

          (a)  To be delivered by Vairex (in duplicate original):

               (i) Copy of corporate resolutions authorizing the execution of this Agreement, and the consummation by Vairex of the transactions contemplated by this Agreement.

               (ii) A certificate of the President of Vairex stating that the representations and warranties of Vairex set forth in this Agreement are true and correct. Said certificate shall further verify and affirm that all consents or waivers, if any, which may be necessary to execute and deliver this Agreement have been obtained and are in full force and effect.

               (iii) A certificate dated the Closing Date, signed by the Chief Executive Officer and the Chief Financial Officer of Vairex, in form and substance satisfactory to the other party and its legal counsel, certifying that all conditions precedent set forth in this Agreement to the obligations of Vairex to close, have been fulfilled, and that no event of default hereunder and no event which, with the giving of notice or passage of time, or both, would be an event of default, has occurred as of such date.

               (iv) Certificates dated the Closing Date, signed by the Secretary of Vairex, (i) certifying resolutions duly adopted by the Board of Directors and Shareholders of Vairex, authorizing the execution of this Agreement and all of the other transactions to be consummated pursuant thereto; (ii) certifying the names and incumbency of the officers of Vairex who are empowered to execute the foregoing documents for and on behalf of such company; (iii) certifying the authenticity of copies of the Articles of Incorporation and Bylaws of Vairex; and (iv) certifying the authenticity of a reasonably current Certificate of Good Standing, from all jurisdictions in which the company is qualified to conduct business.

          (b) To be delivered by Shareholders of Vairex (in duplicate original):

               (i) Certificate or certificates representing 100% of the issued and outstanding equity securities of Vairex, which stock certificates shall be endorsed in favor of Guardian.

               (ii) Fully executed Subscription Agreements from all securityholders of record of Vairex substantially in the form of Exhibit 4.4.

          (c)  To be delivered by Guardian (in duplicate original):

               (i) Certificate or certificates representing 28.3 million shares of Guardian Common Stock, as adjusted pursuant to Section 4.2(c) which stock certificates shall be issued in the names of each Shareholder in the numbers set forth on Exhibit 4.1 hereof;

               (ii) Copy of corporate resolution authorizing the execution of this Agreement and the consummation by Guardian and GAC of the transactions contemplated by this Agreement, including, but not limited to, the issuance of Guardian Common Stock in the amounts and manner set forth in Section 4.1 above;

              (iii) A certificate dated the Closing Date, signed by the Chief Executive Officer and the Chief Financial Officer of Guardian and GAC, in form and substance satisfactory to the other party and its legal counsel, certifying that all conditions precedent set forth in this Agreement to the obligations of Guardian and GAC to close, have been fulfilled, and that no event of default hereunder and no event which, with the giving of notice or passage of time, or both, would be an event of default, has occurred as of such date.

               (iv) Certificates dated the Closing Date, signed by the Secretary of Guardian and GAC, (i) certifying resolutions duly adopted by the Board of Directors of Guardian and GAC, authorizing the execution of this Agreement and all of the other transactions to be consummated pursuant thereto; (ii) certifying the names and incumbency of the officers of Guardian and GAC who are empowered to execute the foregoing documents for and on behalf of such company; (iii) certifying the authenticity of copies of the Articles of Incorporation and Bylaws of Guardian and GAC; and (iv) certifying the authenticity of a reasonably current Certificate of Good Standing, from all jurisdictions in which Guardian and GAC are qualified to conduct business.

SECTION 9:     REPRESENTATIONS AND WARRANTIES BY VAIREX

     As a material inducement to Guardian to enter into this Agreement and with the understanding and expectations that Guardian will be relying thereon in consummating the Merger contemplated hereunder, Vairex (hereinafter collectively referred to as the "Corporation" or "Vairex" for the purposes of this Section 9 only) represents and warrants as follows:

     9.1 ORGANIZATION AND STANDING. Vairex is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to own its assets and properties and to carry on its business as it is now being conducted.

     9.2 SUBSIDIARIES, ETC. Except as set forth on Exhibit 9.2, the Corporation does not have any direct or indirect Ownership Interest in any corporation, partnership, joint venture, association or other business enterprise.

     9.3 QUALIFICATION. Except as set forth on Exhibit 9.3 and for any jurisdiction where the failure to be qualified to engage in business as a foreign corporation would not have a material adverse affect on the Corporation, the Corporation is not qualified to engage in business as a foreign corporation in any state and there is no other jurisdiction wherein the character of the properties presently owned by the Corporation or the nature of the activities presently conducted by the Corporation makes necessary the qualification, licensing or domestication of the Corporation as a foreign corporation.

     9.4 CORPORATE AUTHORITY. Except as set forth on Exhibit 9.4 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Corporation with any on the provisions hereof will:

          (a) Conflict with or result in a breach of any provision of its Articles of Incorporation or By-Laws;

          (b) Result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Corporation is a party, or by which any of its properties or assets may be bound except for such default (or right of termination, cancellation, or acceleration) as to which requisite waivers or consents shall either have been obtained by the Corporation prior to the Closing Date or the obtaining of which shall have been waived by Guardian; or

          (c) Violate any order, writ, injunction, decree or, to the Corporation's Best Knowledge, any statute, rule or regulation applicable to the Corporation or any of its properties or assets. No consent or approval by any Governmental Authority is required in connection with the execution and delivery by the Corporation of this Agreement or the consummation by the Corporation of the transactions contemplated hereby.

     9.5 FINANCIAL STATEMENTS. Except as otherwise provided, the following statements will be attached to this Agreement as Exhibit 9.5:

          (a) Audited financial statements of the Corporation containing balance sheets, together with statements of operation, statements of cash flows, and statements of stockholders' equity as of and for the fiscal years ended December 31, 2000, and December 31, 1999.

          (b) Unaudited financial statements of the Corporation containing balance sheets, together with statements of operation, statements of cash flows, and statements of stockholders' equity as of and ford the three months ended March 31, 2001.

          Such financial statements, together with and subject to the disclosures and notes thereto: (i) are in accordance with the books and records of the Corporation; (i) present fairly and accurately the financial condition of the Corporation as of the dates of the balance sheets; (iii) present fairly and accurately the results of operations for the periods covered by such statements; (iv) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis; and
(v) include all adjustments (consisting of only normal recurring accruals) which are necessary for a fair presentation of the financial condition of the Corporation, and of the results of operations of the Corporation for the periods covered by such statements.

          As of the date hereof and as of the Closing Date, the Corporation does not have any liabilities or payables (absolute or contingent, known or unknown), except for liabilities or payables set forth in the Financial Statements or otherwise disclosed in writing to Guardian.

     9.6 FINANCIAL INFORMATION. In connection with the investigations performed by and audit to be undertaken by Guardian of Vairex, Vairex furnished certain financial information and data including, without limitation, tax and accounting records, financial records, statements, worksheets and other information requested by Buyer and its auditors necessary to undertake the complete the audited financial examinations. Vairex and Shareholders jointly and severally represent and warrant that any and all such information furnished in connection with the conduct of such investigations and audits shall be true, accurate and complete in all material respects and shall not contain any material misstatements nor any material omissions of fact or information respecting the financial condition or results of operation of the business for the respective periods covered by the audits.

     9.7 CAPITALIZATION OF THE CORPORATION. The authorized capital stock of Vairex consists of 100,000,000 shares of Common Stock, .001 par value, and 50,000,000 shares of preferred stock, $.01 par value. As of the date of this Agreement, there are 10,865,000 shares of Common Stock issued and outstanding.
 The names of the record owners of the issued and outstanding Common Stock are set forth on Exhibit 9.7(a) hereto. All issued and outstanding shares of Vairex Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Exhibit 9.7(b) hereto sets forth all issued and outstanding rights, options, warrants, subscriptions and convertible securities outstanding on the date of this Agreement. There are no other outstanding rights, options, warrants, subscriptions, calls, convertible securities or agreement of any character or nature under which the Company is or may become obligated to issue any shares of its capital stock of any kind, other than those shares indicated in this Section as presently outstanding and shares issuable in accordance with the terms of this Agreement.

     9.8  TAXES.  Except as set forth in Exhibit 9.8:

          (a) The Corporation has filed (or has obtained extensions for filing) all income, excise, sales, corporate franchise, property, payroll and other tax returns or reports required to be filed by it, as of the date hereof by the United States of America, any state or other political subdivision thereof or any foreign country and has paid all Taxes or assessments relating to the time periods covered by such returns or reports; and

          (b) The Corporation has paid all tax liabilities imposed or assessed by any governmental authority for all periods prior to the Closing Date for which such taxes have become due and payable and has received no notice from any such governmental authority of any deficiency or delinquency with respect to such obligation. The Corporation is not currently undergoing any audit conducted by any taxing authority and has received no notice of audit covering any prior period for which taxes have been paid or are or will be due and payable prior to the Closing Date. There are no present disputes as to taxes of any nature payable by the Corporation.

     9.9  NO ACTIONS, PROCEEDINGS, ETC.  Except as listed on the attached
Exhibit 9.9, there is no action or proceeding (whether or not purportedly on behalf of the Corporation) pending or to its knowledge threatened by or against the Corporation which might result in any material adverse change in the condition, financial or otherwise, of the Corporation's business or assets. No order, writ or injunction or decree has been issued by, or requested of any court or Governmental Agency which does nor may result in any material adverse change in the Corporation's assets or properties or in the financial condition or the business of the Corporation. Except for liabilities referred to in attached Exhibit 9.9, the Corporation is not liable for damages to any employee or former employee as a result of any violation of any state, federal or foreign laws directly or indirectly relating to such employee or former employee.

     9.10 POST BALANCE SHEET CHANGES.  Except as set forth on the attached
Exhibit 5.9 and as contemplated by this Agreement, since December 31, 2000, the Corporation has not (a) issued, bought, redeemed or entered into any agreements, commitments or obligations to sell, buy or redeem any shares of its capital stock; (b) incurred any obligation or liability (absolute or contingent), other than current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business; (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities incurred in the ordinary course of business; (d) mortgaged, pledged or subjected to lien charges, or other encumbrance any of its assets, other than the lien of current or real property taxes not yet due and payable; (e) waived any rights of substantial value, whether or not in the ordinary course of business; (f) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its assets or its business; (g) made or suffered any amendment or termination of any material contract or any agreement which adversely affects its business; (h) received notice or had knowledge of any labor trouble other than routine grievance matters, none of which is material; (i) increased the salaries or other compensation of any of its directors, officers or employees or made any increase in other benefits to which employees may be entitled, other than employee salary increases made in the ordinary course of business and reflected on an exhibit hereto; (j) sold, transferred or otherwise disposed of any of its assets, other than in the ordinary course of business; (k) declared or made any distribution or payments to any of its shareholders, officers or employees, other than wages and salaries made to employees in the ordinary course of business; (l) revalued any of its assets; or (m) entered into any transactions not in the ordinary course of business.

     9.11 NO BREACHES. The Corporation is not in violation of, and the consummation of the transactions contemplated hereby do not and will not result in any material breach of, any of the terms or conditions of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Corporation is a party or by which its assets are bound; nor will the consummation of the transactions contemplated hereby cause Vairex to violate any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which the Corporation is, was or may be bound or to which any of the Corporation's assets are subject.

     9.12 CONDITION OF THE CORPORATION'S ASSETS.  Except as set forth on
Exhibit 9.12, Vairex's assets are currently in good and usable condition and there are no defects or other conditions which, in the aggregate, materially and adversely affect the operation or values of such assets taken as a whole. Except as disclosed on Exhibit 9.12, no person other than Vairex (including any officer or employee of the Corporation) has any proprietary interest in any know-how or other intangible assets used by the Corporation in the conduct of its business.

     9.13 INVENTORY. Except as otherwise set forth on Exhibit 9.13, all inventories reflected in the Financial Statements in excess of the reserves for excess or obsolete inventories are stated at the lowest of cost, replacement cost or market and, as so stated, are in good condition and usable or salable in the category in which they are inventoried, in the ordinary course of business of the Corporation, without discounts other than normal trade discounts regularly offered by the Corporation, for prompt payment or quantity purchase.

     9.14 ACCOUNTS RECEIVABLE. The accounts receivable of the Corporation represent valid and enforceable obligations due to the Corporation and, except to the extent of the reserve reflected in the latest financial statements, shall be collectible by the Corporation in the ordinary course of business. Except as set forth on the attached Exhibit 9.14, the Corporation has not received any notice of any material counterclaim or set-off with respect to such accounts receivable.

     9.15 CORPORATE ACTS AND PROCEEDINGS. This Agreement has been duly authorized by all necessary corporate action on behalf of Vairex, has been duly executed and delivered by an authorized officer of Vairex, and is a valid and binding Agreement on the part of Vairex that is enforceable against Vairex in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent transfers, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

     9.16 REGISTERED RIGHTS AND PROPRIETARY INFORMATION.

          (a) Exhibit 9.16 hereto contains a true and complete list of all patents, letters patent and patent applications, service marks, trademark and service mark registrations and applications, copyright, copyright registrations and applications, grants of licenses and rights to the Corporation with respect to the foregoing, both domestic and foreign, claimed by the Corporation or used or proposed to be used by the Corporation in the conduct of its business (collectively herein, "Vairex Registered Rights").
Exhibit 9.16 hereto also contains a true and complete list of all and every trade secret, know-how, process, formula, discovery, development, research, design, technique, customer and supplier list, contracts, product development plans, product development concepts, author contracts, marketing and purchasing strategy, invention, and any other matter required for, incident to, or related to the conduct of its business (hereafter collectively the "Vairex Proprietary Information"). Except as described in Exhibit 9.16 hereto, the Corporation is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Vairex Registered Right or Vairex Proprietary Information with respect to the use thereof in the conduct of its business or otherwise.

          (b) Except as described in Exhibit 9.16 hereto, to the Corporation's Best Knowledge, the Corporation owns and has the unrestricted right to use the Vairex Registered Rights and Vairex Proprietary Information required for or incident to the design, development, manufacture, operation, sale and use of all products and services sold or rendered or proposed to be sold or rendered by the Corporation or relating to the conduct or proposed conduct of its business free and clear of any right, title, interest, equity or claim of others. As soon as practicable following the execution of this Agreement, and except as described in Exhibit 5.16 hereto, the Corporation agrees to take all necessary steps (including without limitation entering into appropriate confidentiality, assignment of rights and non-competition agreements with all officers, directors, employees and consultants of the Corporation and others with access to or knowledge of the Vairex Proprietary Information) to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, the Vairex Proprietary Information and all related documentation and intellectual property rights therein necessary for the conduct or proposed conduct of its business.

          (c) Except as described in Exhibit 9.16 hereto, the Corporation has not sold, transferred, assigned, licensed or subjected to any right, lien, encumbrance or claim of others, any Vairex Proprietary Information, including without limitation any Vairex Registered Right, or any interest therein, related to or required for the design, development, manufacture, operation, sale or use of any product or service currently under development or manufactured, or proposed to be developed, sold or manufactured, by it.
Exhibit 9.16 contains a true and complete list and description of all licenses of Vairex Proprietary Information granted to the Corporation by others or to others by the Corporation. Except as described in Exhibit 9.16 hereto, there are no claims or demands of any person pertaining to, or any proceedings that are pending or threatened, which challenge the rights of the Corporation in respect of any Vairex Proprietary Information used in the conduct of its business.

          (d) Except as described in Exhibit 9.16 hereto, the Corporation owns and on the Closing Date shall own, has and shall have, holds and shall hold, exclusively all right, title and interest in the Vairex Registered Rights, free and clear of all liens, encumbrances, restrictions, claims and equities of any kind whatsoever, has and shall have the exclusive right to use, sell, license or dispose of, and has and shall have the exclusive right to bring action for the infringement of the Vairex Registered Rights and the Vairex Proprietary Information. To the Best Knowledge of Corporation, the marketing, promotion, distribution or sale by the Corporation of any products or interests subject to the Vairex Registered Rights or making use of Vairex Proprietary Information shall not constitute an infringement of any patent, copyright, trademark, service mark or misappropriation or violation of any other party's proprietary rights or a violation of any license or agreement by the Corporation. Except as described in Exhibit 9.16 hereto, to the knowledge of the Corporation after due inquiry no facts or circumstances exist that could result in the invalidation of any of the Vairex Registered Rights.

     9.17 CHANGES IN SUPPLIERS AND CUSTOMERS. Except as disclosed on Exhibit 9.17, the Corporation is not aware of any fact which indicates that any of the suppliers supplying products, components or materials to the Corporation intends to cease selling such products to the Corporation nor is the Corporation aware of any fact which indicates that any major customer of the Corporation intends to terminate its business relations with the Corporation.

     9.18 NO LIENS OR ENCUMBRANCES. The Corporation has good and marketable title to all of the property and assets, tangible and intangible, employed in the operations of its business, free of any material mortgages, security interests, pledges, easements or encumbrances of any kind whatsoever except as set forth on the attached Exhibit 9.18 and except for such property and assets as may be leased by Vairex.

     9.19 EMPLOYEE MATTERS. Exhibit 9.19 attached hereto contains a true, complete and accurate list of all employees of the Corporation and the remuneration of each (including wages, salaries and fringe benefits). The Corporation has no information or facts indicating that any employee listed on
Exhibit 9.19 intends to terminate his/her employment relationship with the Corporation prior or subsequent to the Closing Date, except as may be required by this Agreement. Except as specifically described on Exhibit 9.19, the Corporation has no employee benefit plans (including, but not limited to, pension plans and health or welfare plans), arrangements or understandings, whether formal or informal. The Corporation does not now and has never contributed to a "multi-employer plan" as defined in Section 400(a)(3) of the ERISA. The Corporation has complied with all applicable provisions of ERISA and all rules and regulations promulgated thereunder, and neither the Corporation nor any trustee, administrator, fiduciary, agent or employee thereof has at any time been involved in a transaction that would constitute a "prohibited transaction" within the meaning of Section 406 of ERISA as to any covered plan of the Corporation. The Corporation is not a party to any collective bargaining or other union agreement. The Corporation has not, within the past five (5) years had, or been threatened with, any union activities, work stoppages or other labor trouble with respect to its employees which had a material adverse effect on the Corporation, its business or assets. Except as set forth in Exhibit 9.19, the Corporation has not made any commitment or agreements to increase the wages or modify the conditions or terms of employment of any of the employees of the Corporation used in connection with its business, and between the date of this Agreement and the Closing Date, the Corporation will not make any agreement to increase the wages or modify the conditions or terms of employment of any of the employees of the Corporation used in the conduct of its business, without the prior written consent of all parties hereto.

     9.20 LEGAL PROCEEDINGS AND COMPLIANCE WITH LAW.  Except as set forth in
Exhibit 9.20, Vairex has not received notice of any legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened (including those relating to the health, safety, employment of labor, or protection of the environment) pertaining to Vairex which might result in the aggregate in money damages payable by Vairex in excess of insurance coverage or which might result in a permanent injunction against Vairex. Except as set forth in such Exhibit 9.20, Vairex has substantially complied with, and is not in default in any respect under any laws, ordinances, requirements, regulations, or orders applicable to the business of Vairex, the violation of which might materially and adversely affect it. Except as set forth in such Exhibit 9.20, Vairex is not a party to any agreement or instrument, nor is it subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance which materially and adversely affects, or might reasonably be expected materially and adversely to affect the business, operations, prospects, property, assets or condition, financial or otherwise, of Vairex.

     9.21 CONTRACT SCHEDULES. Attached as Exhibit 9.21 hereto is an accurate list of the following:

          (a) All contracts, leases, agreements, covenants, licenses, instruments or commitments of Vairex pertaining to the business of Vairex calling for the payment of Five Thousand Dollars ($5,000) or more or which is otherwise material to the business of Vairex, including, without limitation, the following:

               (i) Licenses and contracts held in the ordinary course of business;

               (ii) Executory contracts for the purchase, sale or lease of any assets;

              (iii) Management or consulting contracts;

               (iv) Patent, trademark and copyright applications, registrations or licenses, and know-how, intellectual property and trade secret agreements or other licenses;

               (v) Note agreements, loan agreements, indentures and the like, other than those entered into and executed in the ordinary course of business;


               (vi) All sales, agency, distributorship or franchise agreements; and

              (vii) Any other contracts not in the ordinary course of business.

          (b) All labor contracts, employment agreements and collective bargaining agreements to which Vairex is a party.

          (c) All instruments evidencing any liens or security interest securing any indebtedness of Vairex covering any asset of Vairex.

          (d) All profit sharing, pension, stock option, severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plans, agreements, arrangements or commitments of any nature whatsoever, whether or not legally binding, and all agreements with any present or former officer, director or shareholder of the Corporation.

          (e) Any and all documents, instruments and other writings not listed in any other schedule hereto which are material to the business operations of Vairex.

          Except as set forth in Exhibit 9.21, all of such contracts, agreements, leases, licenses, plans, arrangements and commitments and all other such items set forth above are valid, binding and in full force and effect in accordance with their terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization or other similar laws affecting the enforcement of contracts generally, and there is no existing material default thereunder or breach thereof by the Corporation, or to Vairex's knowledge by any party to such contracts, or any conditions which, with the passage of time or the giving of notice or both, might constitute such a default by the Corporation or by any other party to the contracts.

     9.22 LABOR MATTERS. There are no strikes, slowdowns, stoppages, organizational efforts, discrimination charges or other labor disputes pending or, to the knowledge of Vairex or any of its agent or employees, threatened against Vairex.

     9.23 INSURANCE. Vairex maintains in full force and effect insurance coverage on its assets and business in such amounts and against such risks and losses as set forth in Exhibit 9.23.

     9.24 ENVIRONMENTAL. Except as disclosed on Exhibit 9.24, Vairex has never owned or operated any real property except for leased office space:

          (a) To the Best Knowledge of Vairex, no real property (or the subsurface soil and the ground water thereunder) now or previously leased by Vairex (the "Leased Premises") either contains any Hazardous Substance (as hereinafter defined) or has underneath it any underground fuel or liquid storage tanks;

          (b) To the Best Knowledge of Vairex, there has been no generation, transportation, storage, treatment or disposal of any Hazardous Substance on or beneath the Leased Premises, now or in the past;

          (c) Vairex is not aware of any pending or threatened litigation or proceedings before any court or administrative agency in which any person alleges, or threatens to allege, the presence, release, threat of release, placement on or in the Leased Premises, or the generation, transportation, storage, treatment or disposal at the Leased Premises, of any Hazardous Substance;

          (d) Vairex has not received any written notice and has no knowledge that any Governmental Authority or any employee or agent thereof has determined or alleged, or is investigating the possibility, that there is or has been any presence, release, threat of release, placement on or in the Leased Premises, or any generation, transportation, storage, treatment or disposal at the Leased Premises, of any Hazardous Substance;

          (e) To the Best Knowledge of Vairex, there have been no communications or agreements with any Governmental Authority or agency (federal, state, or local) or any private person or entity (including, without limitation, any prior owner of the Leased Premises and any present or former occupant or tenant of the Leased Premises) relating in any way to the presence, release, threat of release, placement on or in the Leased Premises, or any generation, transportation, storage, treatment or disposal at the Leased Premises, of any Hazardous Substance. Vairex further agrees and covenants that Vairex will not store or deposit on, otherwise release or bring onto or beneath, the Leased Premises any Hazardous Substance prior to the Closing Date; and

          (f) There is no litigation, proceeding, citizen's suit or governmental or other investigation pending, or, to Vairex's Best Knowledge, threatened, against Vairex, and Vairex knows of no facts or circumstances which might give rise to any future litigation, proceeding, citizen's suit or governmental or other investigation, which relate to Vairex's compliance with environmental laws, regulations, rules, guidelines and ordinances.

          For purposes of this Section 9.24, "Hazardous Substance" shall mean and include (i) a hazardous substance as defined in 42 U.S.C. Section 9601(14), the Regulations at 40 C.F.R. Part 302, (2) any substance regulated under the Emergency Planning and Community Right to Know Act (including without limitation any extremely hazardous substances listed at 40 C.F.R. Part 355 and any toxic chemical listed at 40 C.F.R. Part 372), (iii) hazardous wastes and hazardous substances as specified under any California state or local Governmental Requirement governing water pollution, groundwater protection, air pollution, solid wastes, hazardous wastes, spills and other releases of toxic or hazardous substances, transportation of hazardous substances, materials and wastes and occupational or employee health and safety, and (iv) any other material, gas or substance known or suspected to be toxic or hazardous (including, without limitation, any radioactive substance, methane gas, volatile hydrocarbon, industrial solvent, and asbestos) or which could cause a material detriment to, or materially impair the beneficial use of, the Leased Premises, or constitute a material health, safety or environmental risk to any person exposed thereto or in contact therewith. For purposes of this Section 9.24, "Hazardous Substance" shall not mean and shall not include the following, to the extent used normally and required for everyday uses or normal housekeeping or maintenance: (a) fuel oil and natural gas for heating, (b) lubricating, cleaning, coolant and other compounds customarily used in building maintenance, (c) materials routinely used in the day-to-day operations of an office, such as copier toner, (d) consumer products, (e) material reasonably necessary and customarily used in construction and repair of an office project, and (f) fertilizers, pesticides and herbicides commonly used for routine office landscaping.

     9.25 DISCLOSURE OF INFORMATION. The Corporation represents and warrants that all statements, data and other written information provided by it to any party hereto as well as their respective consultants and representatives have been accurate copies or true originals. The Corporation represents and warrants that, to its Best Knowledge, (i) there exists no material information concerning the Corporation which has been requested but not been disclosed to or made available to the other parties and their representatives or consultants and which would be material to a decision to consummate the transactions provided for in this Agreement and (i) in the aggregate, such information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in them, in light of the circumstances under which they are made, not misleading.

     9.26 REPRESENTATION AND WARRANTIES. The representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. Such representations and warranties shall survive the Closing Date and shall remain operative in full force and effect for the period of time set forth in Section 17.8(a) hereof regardless of any investigation at any time made by or on behalf of Guardian and shall not be deemed merged in any document or instruction so executed and/or delivered by Vairex.

SECTION 10:     COVENANTS OF VAIREX

     10.1 PRESERVATION OF BUSINESS. Until Closing, Vairex shall use its best efforts to:

          (a)  Preserve intact the present business organization of Vairex;

          (b) Maintain its property and assets in its present state of repair, order and condition, reasonable wear and tear excepted;

          (c) Preserve and protect the goodwill and advantageous relationships of Vairex with its customers and all other persons having business dealings with Vairex;

          (d) Preserve and maintain in force all licenses, permits, registrations, franchises, patents, trademarks, tradenames, trade secrets, service marks, copyrights, bonds and other similar rights of Vairex; and

          (e)  Comply with all laws applicable to the conduct of its business

     10.2 ORDINARY COURSE. Until Closing, Vairex shall conduct its business only in the usual, regular and ordinary course, in substantially the same manner as previously, and shall not make any substantial change to its methods of management or operation in respect of such business or property. Without limiting the foregoing, Vairex shall not, with respect to Vairex:

          (a) Sell, mortgage, pledge or encumber or agree to sell, mortgage, pledge or encumber, any of its property or assets, other than in the ordinary course of business;

          (b) Incur any obligation (contingent or otherwise) or purchase, acquire, transfer, or convey, any material assets or property or enter into any contract or commitment, except in the ordinary course of business.

     10.3 NEGATIVE COVENANTS. Until Closing, except as contemplated by this Agreement or disclosed in exhibits to this Agreement, from the date hereof until the Closing Date, unless and until Guardian otherwise consents in writing, Vairex will not (a) change or alter the physical contents or character of the tangible and intangible assets so as to materially affect the nature of Vairex's business; (b) incur any obligations or liabilities (absolute or contingent) other than current liabilities incurred and obligations under contracts entered into in the ordinary course of business;
(c) mortgage, pledge or voluntarily subject to lien, charge or other encumbrance any assets, tangible or intangible, other than the lien of current property taxes not due and payable; (d) sell, assign or transfer any of its assets or cancel any debts or claims, other than in the ordinary course of business; (e) waive any right of any substantial value; (f) declare or make any payment or distribution to Shareholders or issue, purchase or redeem any shares of its capital stock or other equity securities or issue or sell any rights to acquire the same; (g) grant any increase in the salary or other compensation of any of its directors, officers, or employees or make any increase in any benefits to which such employees might be entitled; (h) institute any bonus, benefit, profit sharing, stock option, pension, retirement plan or similar arrangement, or make any changes in any such plans or arrangements presently existing; or (i) enter into any material transactions or series of transactions other than in the ordinary course of business.

     10.4 ADDITIONAL COVENANTS.

          (a) Vairex will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments, and governmental charges or levies imposed upon the income, profits, property or business of Vairex or any subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if Vairex shall have set aside on its books adequate reserves therefor; and provided, further, that Vairex will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor. Vairex will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other indebtedness incident to the operations of Vairex;

          (b) Vairex will keep its properties and those of its subsidiaries in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and Vairex will at all times comply with the provisions of all material leases to which any of them is a party or under which any of them occupies property so as to prevent any loss or forfeiture thereof or thereunder;

          (c) Vairex will keep its assets that are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, extended coverage and explosion insurance in amounts customary for companies in similar businesses similarly situated; and Vairex will maintain, with financially sound and reputable insurers, insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated;

          (d) Vairex will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with its past practices consistently applied;

          (e) Vairex will comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, a breach of which could have a material adverse effect on its business or credit;

          (f) Vairex shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it or any subsidiary and deemed by Vairex to be necessary to the conduct of its business;

          (g) Vairex will, consistent with its practices in the ordinary course of business, endeavor to retain its business relationships with its customers and suppliers that it believes to be advantageous; and

          (h) Vairex shall deliver to guardian copies of its statements of operation and financial condition and similar statements as and when prepared (if at all) in the ordinary course of its business.

     10.5 ACCESS TO BOOKS AND RECORDS, PREMISES, ETC. From the date of this Agreement through the Closing Date, Vairex will grant Guardian and its authorized representatives reasonable access to its books and records, premises, products, employees and customers and other parties with whom it has contractual relations during reasonable business hours and in a manner not to disrupt or interfere with Vairex's business relationships for purposes of enabling Guardian to fully investigate the business of Vairex. Vairex will also deliver copies of its monthly statements of operations and financial condition for the period subsequent to its financial statements referred to in
Section 5.5 to Guardian within a reasonable time of such statements becoming available.

     10.6 COMPENSATION. Except as contemplated by this Agreement, Vairex shall not enter into or agree to enter into any employment contract or agreement for consulting, professional, or other services which will adversely and materially affect the operation of Vairex prior to the Closing Date, except for any extensions of said contracts or agreements on substantially the same terms and conditions as were previously in effect.

     10.7 NO SOLICITATION.

          (a) Except in connection with the transactions contemplated by this Agreement, Vairex shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, Vairex or any of its subsidiaries to, (i) solicit, initiate or encourage the submission of, any takeover proposal, (i) enter into any agreement with respect to any takeover proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of Vairex or any of its subsidiaries or any investment banker, attorney or other advisor or representatives of Vairex or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section by Vairex. For purposes of this Agreement, "takeover proposal" means any proposal for a merger, consolidation or reorganization or other business combination involving Vairex or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or options, rights, warrants or other interests convertible or exercisable for or into such voting securities, or a substantial or material portion of the assets or business of Vairex or any of its subsidiaries, other than the transactions contemplated by this Agreement.

          (b) Except upon a material breach of this Agreement by Guardian or following termination hereof, except for action permitted or contemplated by this Agreement, including a party's right to terminate this Agreement under certain circumstances, neither the Board of Directors of Vairex nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Guardian, the approval or recommendation by such Board of Directors of any such committee of this Agreement or the Exchange or (i) approve or recommend, or propose to approve or recommend, any takeover proposal.

          (c) Vairex promptly shall advise Guardian orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal and the identity of the person making any such takeover proposal or inquiry. Vairex will keep Guardian fully informed of the status and details of any such takeover proposal or inquiry.

          (d) The provisions of this Section 10.7 shall not be construed to prevent any investment banker, attorney or other advisor or representative of Vairex to engage in discussions with third parties in the ordinary course of business with respect to transactions not involving the parties to this Agreement.

SECTION 11:    REPRESENTATIONS AND WARRANTIES OF GUARDIAN

     As a material inducement to Vairex to enter into this Agreement and with the understanding and expectations that Vairex will be relying thereon in consummating the Exchange contemplated hereunder, Guardian (hereinafter Guardian shall be referred to as the "Corporation" unless the context otherwise requires for the purposes of this Section 11 only) hereby represents and warrants as follows:

     11.1 ORGANIZATION AND STANDING. Guardian is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its assets and properties and to carry on its business as it is now being conducted.

     11.2 SUBSIDIARIES, ETC. Except as set forth on Exhibit 11.2 hereto, the Corporation does not have any direct or indirect Ownership Interest in any corporation, partnership, joint venture, association or other business enterprise.

     11.3 QUALIFICATION. Except as set forth on Exhibit 11.3 and for any jurisdiction where the failure to be qualified to engage in business as a foreign corporation would not have a material adverse effect on the corporation, the Corporation is not qualified to engage in business as a foreign corporation in any state other than Arizona, and there is no other jurisdiction wherein the character of the properties presently owned by the Corporation or the nature of the activities presently conducted by the Corporation makes necessary the qualification, licensing or domestication of the Corporation as a foreign corporation.

     11.4 CORPORATE AUTHORITY. Except as set forth on Exhibit 11.4 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Guardian with any on the provisions hereof will:

          (a) Conflict with or result in a breach of any provision of its Articles of Incorporation or By-Laws or similar documents of any Subsidiary;

          (b) Result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Corporation is a party, or by which any of its properties or assets may be bound except for such default (or right of termination, cancellation, or acceleration) as to which requisite waivers or consents shall either have been obtained by the Corporation prior to the Closing Date or the obtaining of which shall have been waived by Vairex; or

          (c) Violate any order, writ, injunction, decree or, to the Corporation's Best Knowledge, any statute, rule or regulation applicable to the Corporation or any of its properties or assets. No consent or approval by any Governmental Authority is required in connection with the execution and delivery by the Corporation of this Agreement or the consummation by the Corporation of the transactions contemplated hereby, except for possible notice under plant closing laws.

     11.5 FINANCIAL STATEMENTS. Except as otherwise provided, the following statements will be attached to this Agreement as Exhibit 11.5:

          (a) Audited financial statements of the Corporation containing balance sheets, together with statements of operation, statements of cash flows, and statements of stockholders' equity as of and for the fiscal years ended December 31, 2000, and December 31, 19910.

          (b) Unaudited financial statements of the Corporation containing balance sheets, together with statements of operation, statements of cash flows, and statements of stockholders' equity as of and ford the three months ended March 31, 2001.

          Such financial statements, together with and subject to the disclosures and notes thereto: (i) are in accordance with the books and records of the Corporation; (i) present fairly and accurately the financial condition of the Corporation as of the dates of the balance sheets; (iii) present fairly and accurately the results of operations for the periods covered by such statements; (iv) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis; and
(v) include all adjustments (consisting of only normal recurring accruals) which are necessary for a fair presentation of the financial condition of the Corporation, and of the results of operations of the Corporation for the periods covered by such statements.

          As of the date hereof and as of the Closing Date, the Corporation does not have any liabilities or payables (absolute or contingent, known or unknown), except for liabilities or payables set forth in the Financial Statements or otherwise disclosed in writing to Vairex.

     11.6 CAPITALIZATION OF THE CORPORATION. The authorized capital stock of Guardian consists entirely of fifteen million (15,000,000) shares of Common Stock having a par value of $.0005 per share, and one million (1,000,000) shares of Preferred Stock having a par value of $.01 per share. As of the Effective Time, there will be no more than 5,000,000 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. All outstanding shares of Guardian's capital stock have been validly issued, are fully paid and non-assessable, and are not subject to pre-emptive rights. The shares of Common Stock to be issued on the Effective Time of the Merger in accordance with Sections 2.1 hereof have been duly approved by the Directors of Guardian and will, upon their issuance, have been validly issued and will be fully paid and non-assessable. As of the Effective Time, there will be no more than 5,998,712 shares of Common Stock reserved for issuance for issuance pursuant to the exercise of issued and outstanding options, warrants, contracts, calls, commitments, convertible securities or other purchase rights. Except as described in Guardian's reports filed with the Commission under Section 13(a) of the Exchange Act, there are no equity securities of Guardian authorized, issued or outstanding, and there are no authorized, issued or outstanding subscriptions, options, warrants, contracts, calls, commitments or other purchase rights of any nature or character relating to any of Guardian's capital stock, equity securities, debt or other securities convertible into stock or equity securities of Guardian. As of the date of this Agreement, there are no outstanding contractual obligations of Guardian to repurchase, redeem or otherwise acquire any shares of capital stock of Guardian.

     11.7 NO ACTIONS, PROCEEDINGS, ETC.  Except as listed on the attached
Exhibit 11.7, there is no action or proceeding (whether or not purportedly on behalf of the Corporation) pending or to its knowledge threatened by or against the Corporation, which might result in any material adverse change in the condition, financial or otherwise, of the Corporation's business or assets. No order, writ or injunction or decree has been issued by, or requested of any court or Governmental Agency which does nor may result in any material adverse change in the Corporation's assets or properties or in the financial condition or the business of the Corporation. The Corporation is not liable for damages to any employee or former employee as a result of any violation of any state, federal or foreign laws directly or indirectly relating to such employee or former employee.

     11.8 POST BALANCE SHEET CHANGES. Except as set forth on Exhibit 11.8 and as contemplated by this Agreement, since the date of the latest financial statements, the Corporation has not (a) issued, bought, redeemed or entered into any agreements, commitments or obligations to sell, buy or redeem any shares of its capital stock; (b) incurred any obligation or liability (absolute or contingent), other than current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business;
(c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities incurred in the ordinary course of business; (d) mortgaged, pledged or subjected to lien charges, or other encumbrance any of its assets, other than the lien of current or real property taxes not yet due and payable; (e) waived any rights of substantial value, whether or not in the ordinary course of business; (f) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its assets or its business; (g) made or suffered any amendment or termination of any material contract or any agreement which adversely affects its business; (h) received notice or had knowledge of any labor trouble other than routine grievance matters, none of which is material; (i) increased the salaries or other compensation of any of its directors, officers or employees or made any increase in other benefits to which employees may be entitled, other than employee salary increases made in the ordinary course of business and reflected on an exhibit hereto; (j) sold, transferred or otherwise disposed of any of its assets, other than in the ordinary course of business; (k) declared or made any distribution or payments to any of its shareholders, officers or employees, other than wages and salaries made to employees in the ordinary course of business; (l) revalued any of its assets; or (m) entered into any transactions not in the ordinary course of business.

     11.9 NO BREACHES. Except as set forth on Exhibit 11.9 , the Corporation is not in violation of, and the consummation of the transactions contemplated hereby do not and will not result in any material breach of, any of the terms or conditions of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Corporation is a party or by which its assets are bound; nor will the consummation of the transactions contemplated hereby cause Guardian or any Subsidiary to violate any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which the Corporation is, was or may be bound or to which any of the Corporation's assets are subject.

     11.10 CORPORATE ACTS AND PROCEEDINGS. This Agreement has been duly authorized by all necessary corporate action on behalf of Guardian, has been duly executed and delivered by authorized officers of Guardian, and is a valid and binding Agreement on the part of Guardian that is enforceable against Guardian in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent transfers, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies. All corporate action necessary to issue and deliver to the Vairex Shareholders the Guardian Common Stock, Options and Warrants has been taken by Guardian.

     11.11  LEGAL PROCEEDINGS AND COMPLIANCE WITH LAW.  Except as set forth in
Exhibit 11.11, the Corporation has not received notice of any legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened (including those relating to the health, safety, employment of labor, or protection of the environment) pertaining to the Corporation which might result in the aggregate in money damages payable by the Corporation in excess of insurance coverage or which might result in a permanent injunction against the Corporation. Except as set forth in such exhibit, the Corporation has substantially complied with, and is not in default in any respect under any laws, ordinances, requirements, regulations, or orders applicable to the business of the Corporation, the violation of which might materially and adversely affect it. Except as set forth in such exhibit, the Corporation is not a party to any agreement or instrument, nor is it subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance which materially and adversely affects, or might reasonably be expected materially and adversely to affect the businesses, operations, prospects, property, assets or condition, financial or otherwise, of the Corporation.

     11.12 REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. Such representations and warranties shall survive the Closing Date and shall remain operative in full force and effect for the period of time set forth in Section 15.5(a) hereof regardless of any investigation at any time made by or on behalf of Vairex and shall not be deemed merged in any document or instruction so executed and/or delivered by Guardian.

SECTION 12:    COVENANTS OF GUARDIAN

     12.1 PRESERVATION OF BUSINESS. Until Closing, Guardian shall use its best efforts to :

          (a) Preserve intact the present business organization of the Corporation;

          (b) Maintain its property and assets in its present state of repair, order and condition, reasonable wear and tear excepted;

          (c) Preserve and protect the goodwill and advantageous relationships of the Corporation with its customers and all other persons having business dealings with the Corporation;

          (d) Preserve and maintain in force all licenses, permits, registrations, franchises, patents, trademarks, tradenames, trade secrets, service marks, copyrights, bonds and other similar rights of the Corporation; and

          (e)  Comply with all laws applicable to the conduct of its business.

     12.2 ORDINARY COURSE. Until Closing, Guardian shall not, without the prior written consent of Vairex:

          (a) Sell, mortgage, pledge or encumber or agree to sell, mortgage, pledge or encumber, any of the property or assets of Guardian or the Subsidiaries; and

          (b) Incur any obligation (contingent or otherwise) or purchase, acquire, transfer, or convey, any material assets or property or enter into any contract or commitment.

     12.3 NEGATIVE COVENANTS. Until Closing, except as contemplated by this Agreement or as disclosed in Exhibits to this Agreement, from the date hereof until the Closing Date, unless and until Vairex otherwise consents in writing, Guardian and the Subsidiaries will not (a) change or alter the physical contents or character of the inventories of its business, so as to materially affect the nature of the Corporation's business or materially and adversely change the total dollar valuation of such inventories from that reflected on the financial statements referred to in Section 11.5 other than in the ordinary course of business; (b) incur any obligations or liabilities (absolute or contingent) other than current liabilities incurred and obligations under contracts entered into in the ordinary course of business;
(c) mortgage, pledge or voluntarily subject to lien, charge or other encumbrance any assets, tangible or intangible, other than the lien of current property taxes not due and payable; (d) sell, assign or transfer any of its assets or cancel any debts or claims, other than in the ordinary course of business; (e) waive any right of any substantial value; (f) declare or make any payment or distribution to Shareholders or issue, purchase or redeem any shares of its capital stock or other equity securities or issue or sell any rights to acquire the same; (g) grant any increase in the salary or other compensation of any of its directors, officers, or employees or make any increase in any benefits to which such employees might be entitled; (h) institute any bonus, benefit, profit sharing, stock option, pension, retirement plan or similar arrangement, or make any changes in any such plans or arrangements presently existing; or (i) enter into any transactions or series of transactions other than in the ordinary course of business.

     12.4 ADDITIONAL COVENANTS.

          (a) Guardian will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments, and governmental charges or levies imposed upon the income, profits, property or business of Guardian or any subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if Guardian shall have set aside on its books adequate reserves therefor; and provided, further, that Guardian will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor. Guardian will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other indebtedness incident to the operations of Guardian;

          (b) Guardian will keep its properties and those of its subsidiaries in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and Guardian will at all times comply with the provisions of all material leases to which any of them is a party or under which any of them occupies property so as to prevent any loss or forfeiture thereof or thereunder;

          (c) Guardian will keep its assets that are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, extended coverage and explosion insurance in amounts customary for companies in similar businesses similarly situated; and Guardian will maintain, with financially sound and reputable insurers, insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated;

          (d) Guardian will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with its past practices consistently applied;

          (e) Guardian will comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, a breach of which could have a material adverse effect on its business or credit;

          (f) Guardian shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it or any subsidiary and deemed by Guardian to be necessary to the conduct of its business;

          (g) Guardian will, consistent with its practices in the ordinary course of business, endeavor to retain its business relationships with its customers and suppliers that it believes to be advantageous; and

          (h) Guardian shall deliver to Vairex copies of its statements of operation and financial condition and similar statements as and when prepared (if at all) in the ordinary course of its business.

     12.5 ACCESS TO BOOKS AND RECORDS, PREMISES, ETC. From the date of this Agreement through the Closing Date, Guardian will grant Vairex and its authorized representatives reasonable access to its and the Subsidiaries' books and records, premises, products, employees and customers and other parties with whom it has contractual relations during reasonable business hours for purposes of enabling Vairex to fully investigate the business of Guardian and the Subsidiaries. Guardian will also deliver copies of the monthly statements of operations and financial condition for the period subsequent to the latest financial statements to Vairex within a reasonable time of such statements becoming available.

     12.6 DELIVERY OF ADDITIONAL FILINGS. Following the execution of this Agreement and until the Closing Date, Guardian shall provide Vairex with copies of any and all reports, filings, notices or other information which Guardian may prepare and file with or receive from the Commission, Nasdaq or any other regulatory authority, (and shall give Vairex an opportunity to review and comment on any such filings) as well as copies of any pleadings, notices or other filings made in connection with any pending litigation, arbitration, investigation or proceeding in which Guardian or any Subsidiary is party or otherwise involved.

SECTION 13:    TERMINATION

     13.1 TERMINATION. This Agreement may be terminated and abandoned solely as follows:

          (a) At any time until the Closing Date by the mutual agreement of Guardian and Vairex.

          (b) By any party hereto, if for any reason the parties have failed to close this Agreement on or before June 30, 2001, provided that the party requesting termination is not then in default thereunder.

          (c) By any party hereof, if the other party shall have breached any representation, warranty or covenant contained in this Agreement and shall have failed to cure such breach within ten (10) days following written notice thereof by the party seeking termination.

          (d) By any party hereof, in the event any of the conditions precedent, as set forth in this Agreement, to such terminating party's obligations under this Agreement are not fulfilled on or prior to the Effective Time; provided that any such termination shall not limit the remedies otherwise available to such party as a result of misrepresentations of or breaches by the other party.

          In the event of any termination pursuant to this Section 13.1(b) or
(c), written notice setting forth the reasons therefor shall forthwith be given by the terminating party to all of the other parties hereto.

     13.2 EFFECT OF TERMINATION. If the Exchange is terminated and abandoned as provided for in this Section 13, this Agreement shall forthwith become wholly void and of no effect without liability to any party to this Agreement; provided, however, that no such termination shall terminate or limit the rights of any such terminating party to enforce any remedy otherwise available for any breach hereof.

SECTION 14:    INDEMNIFICATION AND REMEDIES FOR BREACH

     14.1 INDEMNIFICATION BY GUARDIAN.

          (a) Guardian shall defend, indemnify and hold Shareholders and Vairex harmless against and in respect of any damage, loss, liability, cost or expense, including expert witness fees and reasonable attorneys' fees, whether or not recoverable under applicable state law, resulting or arising from or incurred in connection with:

               (i) Any misrepresentation, breach of warranty, or nonfulfillment or nonperformance of any agreement on the part of Guardian under this Agreement, or any misrepresentation or omission from any exhibit, schedule, list, certificate or other instrument furnished or to be furnished by it under this Agreement, or any noncompliance on the part of Guardian with applicable law.

               (ii) Any and all liabilities of Guardian of any nature whatsoever, whether accrued, absolute, contingent or otherwise and whether known or unknown, except to the extent that any such liability arises from Vairex's failure to perform or discharge, when due, Vairex's future obligations; and

              (iii) Any actions, suits, proceedings, damages, assessments, judgments, costs or expenses incident to any of the foregoing.

          (b) Promptly after the receipt by Vairex of notice of any claim asserted by a third party that may give rise to Guardian's liability to Vairex under this Section, Vairex shall give to Guardian written notice of such claim, and Guardian shall be entitled to participate at its own expense in the defense of any such claim. Vairex shall not pay, acknowledge, compromise or settle any such claim without the written consent of Guardian, unless such payment, acknowledgment, compromise or settlement results in a full and complete release and discharge of Guardian from any liability.

     14.2 INDEMNIFICATION BY VAIREX.

          (a) Vairex shall defend, indemnify and hold Guardian harmless against and in respect of any damage, loss, liability, cost or expense, including expert witness fees and reasonable attorneys' fees, whether or not recoverable under applicable state law, resulting or arising from or incurred in connection with:

               (i) Any misrepresentation, breach of warranty, or nonfulfillment or nonperformance of any agreement on the part of Vairex under this Agreement, or any misrepresentation or omission from any exhibit, schedule, list, certificate or other instrument furnished or to be furnished by it under this Agreement.

               (ii) Any and all liabilities of Vairex of any nature whatsoever, whether accrued, absolute, contingent or otherwise and whether known or unknown, except to the extent that any such liability arises from Guardian's failure to perform or discharge, when due, Guardian's future obligations;

              (iii) Any actions, suits, proceedings, damages, assessments, judgments, costs or expenses incident to any of the foregoing.

          (b) Promptly after the receipt by Guardian of notice of any claim asserted by a third party that may give rise to Vairex's liability to Guardian under this Section, Guardian shall give to Vairex written notice of such claim and Vairex shall be entitled to participate at its own expense in the defense of any such claim. Guardian shall not pay, acknowledge, compromise or settle any such claim without the written consent of Vairex, unless such payment, acknowledgment, compromise or settlement results in a full and complete release and discharge of Vairex from any liability.

     14.3 ADDITIONAL NOTICE. Notwithstanding the provisions of Sections 14.1 or 14.2 above, promptly after the receipt by any party hereto of notice of any claim asserted by a third party that may give rise to the liability of any party for which the right to indemnification may be claimed under this Section, such party shall give to each other party written notice of such claim as soon as practicable. The provisions of this Section 14.3 in addition to and not in lieu of the covenants of the parties contained in Sections 14.1 or 14.2 above.

     14.4 DETERMINATION OF DAMAGES AND RELATED MATTERS.

          (a) Upon the occurrence of any event which would give rise to a claim by Guardian against, or to a right of defense and indemnity against Vairex pursuant to this Section 14.4, or in the event that any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which Vairex may become obligated to Guardian hereunder, Guardian shall give notice to Vairex of the occurrence of such event and shall identify Guardian's choice of counsel to represent such investigation, claim or proceedings, provided that the failure of Guardian to give notice shall not affect the indemnification obligations of Vairex hereunder. Guardian shall have the exclusive right to so defend, contest or protect against such matter utilizing the counsel of Guardian's choice (who shall be reasonably acceptable to a representative of Vairex). Vairex shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof by counsel of their choice.

          (b) As Guardian incurs expenses for which indemnification hereunder is provided and after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, Guardian shall forward to Vairex notice of any sums due and owing by them pursuant to this Agreement with respect to such matter and they shall be required to pay all of the sums so due and owing to Guardian within ten (10) days of such notice.

          (c) Upon the occurrence of any event which would give rise to a claim by Vairex against, or to a right of defense and indemnity against Guardian pursuant to this Section 14.4, or in the event that any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which Guardian may become obligated to Vairex hereunder, Vairex shall give notice to Guardian of the occurrence of such event and shall identify their choice of counsel to represent such investigation, claim or proceedings, provided that the failure of either or both of them to give notice shall not affect the indemnification obligations of Guardian hereunder. Vairex shall have the exclusive right to so defend, contest or protect against such matter utilizing the counsel of their choice (who shall be reasonably acceptable to a representative of Guardian). Guardian shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof by counsel of its choice.

          (d) As Vairex incurs expenses for which indemnification hereunder is provided and after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, Vairex shall forward to Guardian notice of any sums due and owing by it pursuant to this Agreement with respect to such matter and shall be required to pay all of the sums so due and owing to Vairex by certified or bank cashier's check within ten (10) days of such notice.

     14.5 REMEDIES FOR BREACH. In the event of any breach of any of the provisions of this Agreement, including but not limited to any breach of any covenant, warranty or representation made by any party hereto, the breaching
or defaulting party shall be liable pursuant to the provisions hereof.   In
the event of any material breach by any party of any provision under this Agreement, either party may file suit. Nothing contained in this Agreement shall be deemed to preclude a party to sue for or seek specific performance of the provisions of this Agreement in the appropriate circumstance.

SECTION 15:    NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     15.1 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Each of the parties hereto recognizes and acknowledges that it has and will have access to certain nonpublic information of the others which shall be deemed the confidential information of the other Companies (including, but not limited to, business plans, costs, trade secrets, licenses, research projects, profits, markets, sales, customer lists, strategies, plans for future development, financial information and any other information of a similar nature) that after the consummation of the transactions contemplated hereby will be valuable, special and unique property of the Companies. Information received by the other party or its representatives shall not be deemed Confidential Information and afforded the protections of this Section 15.1 if, on the Closing Date, such information has been (i) developed by the receiving party independently of the disclosing party, (i) rightfully obtained without restriction by the receiving party from a third party, provided that the third party had full legal authority to possess and disclose such information, (iii) publicly available other than through the fault or negligence of the receiving party, (iv) released without restriction by the disclosing party to anyone, including the United States government, or (v) properly and lawfully known to the receiving party at the time of its disclosure, as evidenced by written documentation conclusively established to have been in the possession of the receiving party on the date of such disclosure. Each of the parties hereto agrees that it shall not disclose, and that it shall use its best efforts to prevent disclosure by any other Person of, any such confidential information to any Person for any purpose or reason whatsoever, except to authorized representatives of the Companies who agree to be bound by this confidentiality agreement. Notwithstanding, a party may use and disclose any such confidential information to the extent that a party may become compelled by Legal Requirements to disclose any such information; provided, however, that such party shall use all reasonable efforts and shall have afforded the other Companies the opportunity to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for any such information compelled to be disclosed. In the event of termination of this Agreement, each party shall use all reasonable efforts to cause to be delivered to the other parties, and to retain no copies of, any documents, work papers and other materials obtained by such party or on such party's behalf during the conduct of the matters provided for in this Agreement, whether so obtained before or after the execution hereof. Each of the Companies recognizes and agrees that violation of any of the agreements contained in this Section 15.1 will cause irreparable damage or injury to the Companies, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, the Companies shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies the Companies may have against each other. The provisions of this Section 15.1 shall survive any termination of this Agreement.

     15.2 NO PUBLICITY. Until the Closing or the termination of this Agreement in accordance with its terms, neither Guardian nor Vairex shall, directly or indirectly, issue any press release, or make any public statement, concerning the transactions contemplated by this Agreement without the prior written consent of Guardian (in the case of such a release or statement by Vairex) or of Vairex (in the case of such a release or statement by Guardian). This Section 15.2 shall not, however, preclude any party from making any disclosure required by applicable law, and in the event any party, or any officer, director, employee, agent or representative of a party, believes that any press release, public statement or other disclosure is so required, such party will notify and consult with the other parties with respect thereto as promptly as is practicable under the circumstances.

SECTION 16:  EXPENSES

     Each of the parties will pay all costs and expenses of its performance and compliance with this Agreement. Notwithstanding the foregoing, if the Agreement is not consummated by reason of a default of one of the Companies, then the expenses of each of the Companies in connection with the transaction contemplated herein shall be paid by such defaulting Company. In no event will any party to this Agreement be liable to any other party for incidental damages, lost profits, income tax consequences, lost savings or any other consequential damages, even if such party has been advised of the possibility of such damages, or for punitive damages, resulting from the breach of any obligation under this Agreement. The provisions of this Section 16 shall survive any termination hereof.

SECTION 17:     MISCELLANEOUS

     17.1 ATTORNEY'S FEES. In any action at law or in equity or in any arbitration proceeding, for declaratory relief or to enforce any of the provisions or rights or obligations under this Agreement, the unsuccessful party to such proceeding, shall pay the successful party or parties all statutorily recoverable costs, expenses and reasonable attorneys' fees incurred by the successful party or parties including without limitation costs, expenses, and fees on any appeals and the enforcement of any award, judgment or settlement obtained, such costs, expenses and attorneys' fees shall be included as part of the judgment. The successful party shall be that party who obtained substantially the relief or remedy sought, whether by judgment, compromise, settlement or otherwise.

     17.2 SURVIVAL AND INCORPORATION OF REPRESENTATIONS. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery thereof, and all statements contained in any certificate or other document delivered by any party hereunder or in connection herewith shall be deemed to constitute representations and warranties made by that party to this Agreement.

     17.3 INCORPORATION BY REFERENCE. All Exhibits to this Agreement and all documents delivered pursuant to or referred to in this Agreement are herein incorporated by reference and made a part hereof.

     17.4 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to, or shall, confer any rights or remedies under, or by reason of, this Agreement, on any person other than the parties hereto and their respective and proper successors and assigns and indemnitees. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

     17.5 AMENDMENTS AND WAIVERS. This Agreement may not be amended, nor may compliance with any term, covenant, agreement, condition or provision set forth herein be waived (either generally or in a particular instance and either retroactively or prospectively) unless such amendment or waiver is agreed to in writing by all parties hereto.

     17.6 WAIVER. No waiver of any breach of any one of the agreements, terms, conditions, or covenants of this Agreement by the parties shall be deemed to imply or constitute a waiver of any other agreement, term, condition, or covenant of this Agreement. The failure of any party to insist on strict performance of any agreement, term, condition, or covenant, herein set forth, shall not constitute or be construed as a waiver of the rights of either or the other thereafter to enforce any other default of such agreement, term, condition, or covenant; neither shall such failure to insist upon strict performance be deemed sufficient grounds to enable either party hereto to forego or subvert or otherwise disregard any other agreement, term, condition, or covenants of this Agreement.

     17.7 GOVERNING LAW - CONSTRUCTION. This Agreement, and the rights and obligations of the respective parties, shall be governed by and construed in accordance with the laws of the State of Delaware. Notwithstanding the preceding sentence, it is acknowledged that each party hereto is being represented by, or has waived the right to be represented by, independent counsel. Accordingly, the parties expressly agree that no provision of this Agreement shall be construed against any party on the ground that the party or its counsel drafted the provision. Nor may any provision of this Agreement be construed against any party on the grounds that party caused the provision to be present.

     17.8 REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Sections 9 and 11 of this Agreement shall survive the Closing Date and shall remain operative in full force and effect for the period of one
(1) year regardless of any investigation at any time made by or on behalf of either Guardian or Vairex and shall not be deemed merged in any document or instrument so executed or delivered by either Guardian or Vairex.

     17.9 NOTICES. Any notice, communication, offer, acceptance, request, consent, reply, or advice (herein severally and collectively, for convenience, called "Notice"), in this Agreement provided or permitted to be given, served, made, or accepted by any party or person to any other party or parties, person or persons, hereunder must be in writing, addressed to the party to be notified at the address set forth below, or such other address as to which one party notifies the other in writing pursuant to the terms of this Section 14.10, and must be served by (i) telefax or other similar electronic method, or (i) depositing the same in the United States mail, certified, return receipt requested and postage paid to the party or parties, person or persons to be notified or entitled to receive same, or (iii) delivering the same in person to such party.

     Notice shall be deemed to have been given immediately when sent by telefax and confirmed received or other electronic method and seventy-two hours after being deposited in the United States mail, or when personally delivered in the manner herein above described. Notice provided in any manner not specified above shall be effective only if and when received by the party or parties, person or persons to be, or provided to be notified.

     All notices, requests, demands and other communications required or permitted under this Agreement shall be addressed as set forth below:

     If Guardian, to:    GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.
                         ATTN: J. Andrew Moorer, President
                         11 Sundial Circle, Suite 17
                         Carefree, Arizona 85377
                         Fax:  (480) 488-2384

     With copy to:       Clifford L. Neuman, Esq.
                         Neuman & Drennen, LLC
                         1507 Pine Street
                         Boulder, Colorado  80302
                         Fax: (303) 449-1045

     If Vairex, to:      VAIREX CORPORATION
                         ATTN: Ski Milburn
                         3026 Valmont
                         Boulder, Colorado 80301
                         Fax: (303) 444-6150

     Any party receiving a facsimile transmission shall be entitled to rely upon a facsimile transmission to the same extent as if it were an original. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17.9 for the giving of notice.

     17.10 FAX/COUNTERPARTS. This Agreement may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to the same extent as if it were an original. Further, this Agreement may be signed in one or more counterparts, all of which when taken together shall constitute the same documents. For all evidentiary purposes, any one complete counter set of this Agreement shall be considered an original.

     17.11 CAPTIONS. The caption and heading of various sections and paragraphs of this Agreement are for convenience only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

     17.12 SEVERABILITY. Wherever there is any conflict between any provision of this Agreement and any Governmental Requirement or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be invalid or unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice.

     17.13 GOOD FAITH COOPERATION AND ADDITIONAL DOCUMENTS. The parties shall use their best good faith efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence. Each party covenants and agrees to cooperate in good faith and to enter into and deliver such other documents and papers as the other party reasonably shall require in order to consummate the transactions contemplated hereby, provided in each instance, any such document is in form and substance approved by the parties and their respective legal counsel.

     17.14 SPECIFIC PERFORMANCE. The obligations of the parties under Sections 2 and 3 are unique. If either party should default in its obligations under said Section, the parties each acknowledge that it would be extremely difficult and impracticable to measure the resulting damages; accordingly, the non-defaulting party, in addition to any other available rights and remedies, may sue in equity for injunction (mandatory or prohibitive) or specific performance (all without the need to post a bond or undertaking of any nature), and the parties each expressly waive the defense that a remedy at law in damages is adequate.

     17.15 ASSIGNMENT. Neither party may directly or indirectly assign or delegate, by operation of law or otherwise, all or any portion of its/their/his rights, obligations or liabilities under this Agreement without the prior written consent of all other parties, which consent may be withheld in their respective sole and absolute discretion. Any purported assignment or delegation without such consent shall be null and void.

     For purposes of this Section, the term "Agreement" shall include this Agreement and the Exhibits and other documents attached hereto or described in this Section 17.15. This Agreement, and other documents delivered pursuant to this Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, letters of intent, representations, warranties, disclosures, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting that subject matter.

     17.16 TIME. Time is of the essence of this Agreement and each of its provisions.

     IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

     GUARDIAN:           GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.,
                         a Delaware corporation


                         By:
                            -----------------------------------------


     VAIREX:             VAIREX CORPORATION, a Colorado corporation,


                         By:
                            -----------------------------------------